Exhibit 2.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4), and

240.24b-2

STOCK PURCHASE AGREEMENT

BY AND AMONG

UTI (U.S.) LOGISTICS HOLDINGS INC.,

MARKET INDUSTRIES, LTD.

AND

PETER W. STOTT,

PETER W. STOTT QUALIFIED DISPOSITION TRUST,

COLUMBIA HOLDINGS LLC,

P. BRIAN FITZGERALD,

ENDEAVOUR CAPITAL FUND III, L.P.,

ENDEAVOUR ASSOCIATES FUND III, L.P., AND

THE OTHER SELLER PARTIES LISTED ON THE SIGNATURE PAGES HERETO,

Dated as of March 7, 2006

679463-2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of March 7, 2006, by and among (i) UTi (U.S.) Logistics Holdings Inc., a Delaware corporation (the “Purchaser”), (ii) Market Industries, Ltd., an Oregon corporation (the “Company”), and (iii) Columbia Holdings, LLC, a Delaware limited liability company, P. Brian Fitzgerald, Endeavour Capital Fund III, L.P., a Delaware limited partnership (“Endeavour Capital”), Endeavour Associates Fund III, L.P., a Delaware limited partnership (“Endeavour Associates”) (each individually, a “Seller” and collectively, the “Sellers”), the other parties listed on the signature page hereto who hold options to purchase Series B Preferred Stock and/or Common Stock of the Company (each a “Management Option Holder” and collectively, the “Management Option Holders”) (the Sellers together with the Management Option Holders are referred to herein individually as a “Seller Party” and collectively, as the “Seller Parties”), Peter W. Stott (“Stott”) and Peter W. Stott Qualified Disposition Trust (together with Stott, the “Guarantors”).

RECITALS

A.           The Sellers, collectively, own all of the issued and outstanding shares of the capital stock of the Company (the “Shares”).

B.           The Sellers desire to sell to the Purchaser all of the Shares and the Purchaser desires to purchase all of the Shares from the Sellers, upon the terms and subject to the conditions contained in this Agreement.

C.           Simultaneously with the Closing (as defined below), the Purchaser will contribute an aggregate of $[***] to the Escrow Agent and the Company, which will utilize such amount to cancel the options to purchase Series B Preferred Stock and/or Common Stock of the Company held by the Management Option Holders in exchange for the cash payment provided for herein.

D.           Simultaneously with the Closing (as defined below), the Purchaser will contribute an aggregate of $[***] to the Company, which will utilize such amount to cancel the options to purchase Common Stock of the Company held by the remaining holders of Stock Options (as defined below) (the “Other Option Holders”) in exchange for the cash payment provided for herein.

AGREEMENT

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

ARTICLE I.

DEFINITIONS

1.01       Definitions. Capitalized terms used in this Agreement shall have the meaning set forth on Exhibit A attached hereto unless otherwise defined elsewhere herein.

* Confidential Treatment Requested	-1-

ARTICLE II.

PURCHASE PRICE; PURCHASE AND SALE OF SECURITIES

2.01       Aggregate Purchase Price. For purposes of this Agreement, the term “Aggregate Purchase Price” means an amount equal to the sum of (a) $193,100,000 (the “Enterprise Value”), plus (b) $4,000,000 [***], plus (c) the aggregate amount of any Excess Cash (which for the purpose of the estimated calculations at the Closing shall be deemed to be zero), minus (d) the aggregate amount of all Indebtedness of the Company and the Company Subsidiaries (other than Intercompany Indebtedness) outstanding as of the Closing Date, determined immediately prior to giving effect to the Closing (the “Closing Indebtedness”), minus (e) the aggregate amount of all accrued interest or prepayment premiums or penalties payable on the Closing Indebtedness as of the Closing Date (the “Closing Interest”), minus (f) the invoiced and unpaid amount of all Company Transaction Expenses as of the Closing Date. For purposes of this Agreement, the Aggregate Purchase Price plus the aggregate exercise price of all outstanding Stock Options shall be referred to as “Combined Seller and Option Holder Equity.” For purposes of this Agreement, the term “Seller Purchase Price” means an amount equal to the Combined Seller and Option Holder Equity minus the Gross Option Holder Payment (as defined in Section 2.03 below).

2.02       Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller agrees to sell to the Purchaser, free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), and the Purchaser agrees to purchase from such Seller, all of the Shares owned by such Seller in consideration of payment to each Seller of such Seller’s Pro Rata Share of the Seller Purchase Price.

2.03       Stock Option Cancellation Agreement. For purposes of this Agreement the term “Option Share Price” means an amount equal to the (i) Combined Seller and Option Holder Equity; divided by (ii) the aggregate pro forma number of shares of Common Stock owned (or which would have been owned) by all of the Seller Parties and the Other Option Holders immediately prior to the Closing (calculated on a fully-diluted basis, which shall include all of the shares of Common Stock owned by the Sellers as a result of the conversion of all of the Series A Preferred Stock and all of the shares of Common Stock that would have been owned by such Management Option Holders and Other Option Holders if the Stock Options being cancelled pursuant to the Stock Option Cancellation Agreements are deemed to have been exercised in full and, in the case of Stock Options to purchase Series B Preferred Stock, converted into Common Stock) (the “Pro Forma Fully Diluted Shares Outstanding”). The “Gross Option Holder Payment” shall mean the Option Share Price multiplied by the total number of shares which all of the holders of Stock Options (including both Management Option Holders and Other Option Holders) would have been entitled to purchase pursuant to the Stock Options, assuming the conversion of any underlying shares of Series B Preferred Stock into Common Stock. Immediately prior to the Closing, the Board of Directors of the Company has adopted appropriate resolutions adjusting the terms of each Stock Option listed in Schedule 2.03 to this Agreement to provide for the conversion of the Stock Options into the right to receive cash, as set forth below. The Board of Directors of the Company has also adopted an amendment to the Stock Incentive Plan (the “Stock Plan”) under which the Stock Options were granted to provide that the Company may cancel outstanding Stock Options, prior to the Closing, by payment to the holder of each Stock Option to be cancelled an amount in cash determined by

* Confidential Treatment Requested	-2-

multiplying (i) the total number of shares which each holder would have been entitled to purchase pursuant to the Stock Option (assuming the conversion of any underlying shares of Series B Preferred Stock into Common Stock in the case of the Management Option Holders) by (ii) the amount by which the Option Share Price exceeds the exercise price per share pursuant to each such Stock Option (assuming the conversion of any underlying shares of Series B Preferred Stock into Common Stock in the case of the Management Option Holders) (such amount shall be referred to in this Agreement as the “Net Option Payment” and the sum total of all Net Option Payments shall be referred to collectively as the “Aggregate Net Option Payment”). The Company has submitted such amendment to its shareholders for their approval and has obtained unanimous approval from the shareholders, has taken all actions needed to cancel all outstanding Stock Options, effective at the Closing, and has procured the written agreement from the holder of each Stock Option that, effective immediately prior to the Closing, such Stock Option shall be cancelled and extinguished and shall represent only the right to receive the Net Option Payment and the additional amounts described in Section 8.04(b)(i), authorizing the Company to withhold Taxes as provided below and, in the case of the Management Option Holders, obtaining their signatures to this Agreement, all in the form of the agreement attached hereto as Exhibit B-1, in the case of the Management Option Holders (the “Management Stock Option Cancellation Agreement”), and Exhibit B-2, in the case of the Other Option Holders (the “Other Stock Option Cancellation Agreement”) (the Management Stock Option Cancellation Agreements together with the Other Stock Option Cancellation Agreements are referred to herein individually as a “Stock Option Cancellation Agreement” and collectively, as the "Stock Option Cancellation Agreements"). In connection with such Net Option Payment, the Company, on behalf of each holder of Stock Options, shall withhold any applicable withholding Tax, which amounts are required to be deducted and withheld pursuant to applicable Tax Law. To the extent such amounts are so withheld by the Company, they shall be treated for all purposes of this Agreement and the Stock Option Cancellation Agreements as having been paid to the holder of the Stock Options and each such holder authorizes the Company to pay such withholding Taxes to the appropriate taxing authority.

2.04       Estimated Purchase Price Calculation Statement. At the Closing, the Company shall deliver to the Purchaser a reasonably detailed written statement (the “Estimated Purchase Price Calculation Statement”) setting forth in accordance with this Article II the Company’s good faith estimate of the Aggregate Purchase Price, the Seller Purchase Price and the other calculations contemplated in this Article II based thereon. Schedule 2.04 hereto sets forth a calculation of the amounts described in this Section 2.04 and the payments to be made pursuant to Section 3.03(b) based on information available as of the date of this Agreement and certain assumptions as to items that cannot be determined until the Closing Date.

ARTICLE III.

CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

3.01       Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Tonkon Torp, LLP, in Portland, Oregon, at 9:00 a.m. (local time) (or such other time as the parties agree) (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) on a date (the “Closing Date”) to be mutually agreed upon by the Purchaser and the Seller Representative. Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

3.02       Payment of Closing Indebtedness, Closing Interest and Company Transaction Expenses. At the Closing, the Purchaser shall pay and discharge (or cause to be paid and discharged), on behalf of the Company and the Company Subsidiaries, all Closing Indebtedness, all Closing Interest and all Company Transaction Expenses evidenced on the Estimated Purchase Price Calculation Statement (and, upon the request of the Purchaser, the Company shall provide the Purchaser with reasonable substantiation of such Company Transaction Expenses) by wire transfer of immediately available funds pursuant to written instructions provided to the Purchaser by the Seller Representative concurrently with the delivery of the Estimated Purchase Price Calculation Statement. Notwithstanding the previous sentence, that portion of Closing Indebtedness which represents the bonuses to be paid to certain managers at the Closing shall be contributed to the Company and the Company shall withhold any applicable withholding Tax, which amounts are required to be deducted and withheld pursuant to applicable Tax Law, before the Company remits the remaining amount of such bonuses to the managers. On or before the Closing Date, the Company will provide the Purchaser with customary payoff letters from all holders of such Indebtedness and Closing Interest to be so paid in a form reasonably satisfactory to the Purchaser and its lender (which payoff letters shall be attached to the Estimated Purchase Price Calculation Statement), and will make arrangements reasonably satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form lien releases, cancelled notes, trademark and patent assignments and other documents reasonably requested by the Purchaser simultaneously with or promptly following the Closing.

3.03	Closing Transactions.

(a)          Delivery of Stock Certificates. At the Closing, the Sellers shall deliver to the Purchaser, free and clear of any Lien and restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), all certificates representing the Shares, each duly endorsed in blank or with duly executed stock powers attached.

(b)          Funds Flow. At the Closing, the Purchaser shall disburse (or cause such disbursement to be made of) the estimated amount (without duplication) of the Aggregate Purchase Price, the Net Option Payments and the Seller Purchase Price as set forth on the Estimated Purchase Price Calculation Statement and in accordance with the flow of funds memorandum attached hereto as Schedule 3.03(b) and as follows:

(i)           the Purchaser shall pay the Purchase Price True-Up Holdback Amount, the Indemnification Escrow Amount, the Environmental Holdback Amount and the Seller Representative Administrative Cost Amount to the Escrow Agent, by wire transfer of immediately available funds, pursuant to instructions delivered to the Purchaser by the Escrow Agent.

(ii)          after payment of the amounts set forth in subsection (i) above, the Purchaser shall pay or cause to be paid, to each Seller with respect to its, his or her Shares an amount equal to (A) such Seller’s Pro Rata Share of the estimated amount of the Seller Purchase Price as set forth on the Estimated Purchase Price Calculation Statement, minus (B) such Seller’s Allocated Proportionate Share of the sum of the Purchase Price True-Up Holdback Amount, the Environmental Holdback Amount, the Indemnification Escrow Amount and the Seller Representative Administrative Cost Amount, by wire transfer of immediately available funds pursuant to instructions delivered to the Purchaser by each Seller.

(iii)         after payment of the amounts set forth in subsections (i) and (ii) above, the Purchaser shall contribute to the Company (A) for the benefit of the Other Option Holders, an amount equal to his or her Net Option Payment and the Company shall promptly pay such amount to such holder minus any applicable withholding Taxes and (B) for the benefit of the Management Option Holders, an amount equal to his or her Net Option Payment minus such Management Option Holder’s Allocated Proportionate Share of the Purchase Price True-Up Holdback Amount, the Environmental Holdback Amount, the Indemnification Escrow Amount and the Seller Representative Administrative Cost Amount , and the Company shall the same day pay such amount, minus any applicable withholding Taxes, by wire transfer of immediately available funds to such Management Option Holder pursuant to instructions delivered to the Purchaser by the Management Option Holder. The Company shall remit such withholding Taxes to the appropriate Taxing authority.

3.04	Post-Closing Purchase Price True-Up.

(a)          Within the later of (i) 60 days after the Closing Date and (ii) 10 days after receipt by the Company of its 2005 Audited Financial Statements, the Purchaser shall prepare, at the Purchaser’s expense, and deliver to the Seller Representative, a written statement (the “Final Purchase Price Calculation Statement”) setting forth the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of (a) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment, if any, (b) the amount of Excess Cash, (c) the amount of Closing Indebtedness, (d) the amount of the Closing Interest, (e) the unpaid amount of all Company Transaction Expenses, and (f) a recalculation of the Aggregate Purchase Price and the Seller Purchase Price based thereon, all of which calculations shall be made in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet.

(b)          Within 30 days after its receipt of the Final Purchase Price Calculation Statement, the Seller Representative shall notify the Purchaser in writing of its agreement or disagreement with the Final Purchase Price Calculation Statement and the accuracy of any of the Purchaser’s Proposed Calculations (and during such 30 day period, the Purchaser shall grant the Seller Representative and its accountants reasonable access to all work papers, schedules and calculations used in the preparation of the Final Purchase Price Calculation Statement). If the Seller Representative disputes any aspect of the Final Purchase Price Calculation Statement or the amount of any of the Purchaser’s Proposed Calculations within such 30 day period, then the Seller Representative shall have the right to direct its independent accountants, at the expense of the Seller Parties, to review and verify the accuracy of the Final Purchase Price Calculation Statement, and if the Seller Representative does not dispute any aspect of the Final Purchase Price Calculation Statement or the amount of any of the Purchaser’s Proposed Calculations within such 30 day period, then the Final Purchase Price Calculation Statement and the Purchaser’s Proposed Calculations shall be conclusive and binding upon the Purchaser and the

Seller Parties. In the event of a dispute, the Seller Representative and its accountants shall complete their review and verification of the Final Purchase Price Calculation Statement within 60 days after the Seller Representative’s receipt thereof and, if the Seller Representative and its accountants, after such review and verification, still disagree with the Purchaser’s Proposed Calculations, the Seller Representative shall submit its proposed alternative calculations (the “Seller Representative’s Proposed Calculations”) of (a) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment, if any, (b) the amount of Excess Cash, (c) the amount of Closing Indebtedness, (d) the amount of the Closing Interest, (e) the unpaid amount of all Company Transaction Expenses, and (f) a recalculation of the Aggregate Purchase Price and the Seller Purchase Price based thereon, all of which calculations shall be made in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet, in writing within 65 days after the Seller Representative’s receipt of the Final Purchase Price Calculation Statement. If the Purchaser does not accept the Seller Representative’s Proposed Calculations within 15 days after the Purchaser’s receipt thereof, then, within 15 days after the date of the Purchaser’s rejection of (or failure to timely accept) the Seller Representative’s Proposed Calculations, the Seller Representative and the Purchaser shall select a mutually acceptable and nationally recognized independent accounting firm (such firm, the “Independent Accounting Firm”) to resolve the remaining disputed items (the “Remaining Disputed Items”) by conducting the Independent Accounting Firm’s own review and verification of the Final Purchase Price Calculation Statement. To assist in this process, the Purchaser and the Seller Representative shall submit written presentations to the Independent Accounting Firm and such firm shall, based on its review and verification, thereafter select either the Seller Representative’s Proposed Calculations of the Remaining Disputed Items or the Purchaser’s Proposed Calculations of the Remaining Disputed Items or an amount in between the two. The Seller Parties and the Purchaser shall be bound by the determination of the Remaining Disputed Items by the Independent Accounting Firm. The parties acknowledge that Grant Thornton LLP is a mutually acceptable firm to be designated as the Independent Accounting Firm. Each of the Purchaser and the Seller Representative agrees to execute, if requested by the Independent Accounting Firm, an engagement letter containing reasonable and customary terms, including an indemnification against claims asserted by the respective parties. The Purchaser and the Seller Parties shall each pay their own costs and expenses incurred under this Section 3.04(b). The costs and expenses of the Independent Accounting Firm shall be borne one-half by the Purchaser and one-half by the Seller Parties, with each Seller Party responsible for its Allocated Proportionate Share of all costs and expenses under this Section 3.04. The Independent Accounting Firm shall act as an arbitrator to determine, based upon the provisions of this Section 3.04(b), only the Remaining Disputed Items and the determination of each amount of the Remaining Disputed Items shall be made in accordance with the procedures set forth in 3.04(a) and, in any event, shall be no less than the lesser of the amount claimed by either the Purchaser or the Seller Representative, and shall be no greater than the greater of the amount claimed by either the Purchaser or the Seller Representative.

(c)          Upon the determination, in accordance with Section 3.04(b), of the Final Purchase Price Calculation Statement and the final calculations of (a) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment, if any, (b) the amount of Closing Indebtedness, (c) the amount of the Closing Interest, (d) the unpaid amount of all Company Transaction Expenses, and (e) a recalculation of the Aggregate Purchase Price and the Seller Purchase Price based thereon, all of which calculations shall be made in accordance with GAAP applied on a basis consistent with the Reference Balance Sheet, the amounts shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Purchase Price and the Seller Purchase Price payable at Closing. The Aggregate Purchase Price as so recalculated is referred to herein as the “Final Aggregate Purchase Price.” In the event any payment in excess of the Purchase Price True-Up Holdback Amount is required to be made by the Purchaser pursuant to Section 3.04(c)(i)(A) or the Seller Parties pursuant to Section 3.04(c)(iii)(B) or (iii)(C), then such amount shall bear interest from the Closing Date through the date of payment at a rate of [***]% per annum.

(i)           If the Final Aggregate Purchase Price is equal to or greater than the Aggregate Purchase Price estimated at Closing, then:

(A)         the Purchaser shall pay or cause to be paid to the Seller Representative an amount equal to the amount of any such excess (the “Excess Amount”); and

(B)         for each of the Seller Parties, (x) the Seller Representative shall cause to be paid to the Seller Parties their respective Allocated Proportionate Shares of the Excess Amount (if any), and (y) the Seller Representative and the Purchaser shall direct the Escrow Agent to pay to such parties their respective Allocated Proportionate Shares of the amount of all funds deposited and remaining in the Purchase Price True-Up Holdback Sub-Account( plus the interest earned thereon since the Closing Date pursuant to the Escrow Agreement), in each case pursuant to (x) or (y) less applicable withholding Taxes with respect to the Management Option Holders which shall be paid to the Company and the Company shall remit to the proper Taxing authorities.

Thereafter, the Seller Representative and the Purchaser shall cause the Purchase Price True-Up Holdback Sub-Account to be closed.

(ii)          If the Final Aggregate Purchase Price is less than the Aggregate Purchase Price estimated at Closing (the amount of such deficiency is referred to herein as the “Deficiency”) and the Deficiency is less than the amount of funds deposited and remaining in the Purchase Price True-Up Holdback Sub-Account, then:

(A)         the Seller Representative, on behalf of the Seller Parties, and the Purchaser shall direct the Escrow Agent to pay to the Purchaser from the Purchase Price True-Up Holdback Sub-Account an amount equal to the Deficiency (plus the interest earned thereon since the Closing Date pursuant to the Escrow Agreement); and

(B)         for each of the Seller Parties, the Seller Representative and the Purchaser shall direct the Escrow Agent to pay to the Seller Parties their respective Allocated Proportionate Shares of the amount of all funds deposited and remaining in the Purchase Price True-Up Holdback Sub-Account, after payment to the Purchaser pursuant to subparagraph (A) above( plus the interest earned thereon since the Closing Date pursuant to the Escrow Agreement), in each case less applicable withholding Taxes with respect to the Management Option Holders which the Company shall remit to the proper Taxing authorities.

Thereafter, the Seller Representative and the Purchaser shall cause the Purchase Price True-Up Holdback Sub-Account to be closed.

* Confidential Treatment Requested	-7-

(iii)        If the Final Aggregate Purchase Price is less than the Aggregate Purchase Price estimated at Closing and the Deficiency is equal to or greater than the amount of funds deposited and remaining in the Purchase Price True-Up Holdback Sub-Account, then:

(A)         the Seller Representative, on behalf of the Seller Parties, and the Purchaser shall direct the Escrow Agent to pay to the Purchaser from the Purchase Price True-Up Holdback Sub-Account all funds deposited and remaining in the Purchase Price True-Up Holdback Sub-Account;

(B)         the Seller Representative, on behalf of the Seller Parties, and the Purchaser shall direct the Escrow Agent to pay to the Purchaser from the Indemnification Escrow Amount the amount of the Deficiency in excess of the funds in the Purchase Price True-Up Holdback Sub-Account after payment to Purchaser pursuant to subparagraph (A) above; and

(C)         each Seller Party, severally as to itself, himself or herself only and not jointly as to or with any other Seller Party, shall pay to or as directed by the Purchaser its, his or her Allocated Proportionate Share of any remaining amounts of the Deficiency.

Thereafter, the Seller Representative and the Purchaser shall cause the Purchase Price True-Up Holdback Sub-Account to be closed.

(iv)         Any payments made by the Purchaser to the Seller Representative or at the direction of the Seller Representative to the Purchaser (or in either case by the Escrow Agent in accordance with the terms of the Escrow Agreement) pursuant to this Section 3.04(c) shall be made by wire transfer of immediately available funds no later than three business days after the final determination referred to in the first sentence of this Section 3.04(c) and shall be deemed to be adjustments to the Aggregate Purchase Price for all Tax purposes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and limitations set forth in this Article IV and those set forth in the Company Disclosure Memorandum attached hereto as Exhibit C (the “Disclosure Memorandum”) (with specific references to the section or subsection of this Agreement to which the information in such disclosure relates), the Company represents and warrants to Purchaser as to the matters set forth in this Article IV. Any reference in this Article IV to a Schedule refers to a Schedule attached to the Disclosure Memorandum. The disclosure of any exception or limitation set forth in the Disclosure Memorandum shall be deemed an exception or limitation to all representations and warranties to the extent that it is readily apparent from the face of such disclosure that such disclosure is applicable to such other representations and warranties.

4.01	Organization.

(a)          Each of the Company and the Company Subsidiaries is a corporation duly organized and validly existing under the Laws of its state of incorporation, as shown on Schedule 4.01(a). Each of the Company and the Company Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. Each of the Company and the Company Subsidiaries is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of its business conducted makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

(b)          True and correct copies of the Organizational Documents of the Company and the Company Subsidiaries and all amendments thereto as in effect on the date hereof have been delivered to the Purchaser. Neither the Company nor any of the Company Subsidiaries is in default under or in violation of their respective Organizational Documents.

(c)          Schedule 4.01(c) sets forth a true and complete list of the Company’s and the Company Subsidiaries’ current officers and directors.

4.02       Enforceability. All corporate action on the part of the Company and its officers and directors necessary for the authorization, execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all the Company’s obligations under this Agreement and the other Transaction Documents to which the Company is a party has been taken or will be taken as of or prior to the Closing Date and the requisite approvals by the Company’s directors and shareholders was unanimous. This Agreement has been, and each of the other Transaction Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Transaction Documents to which the Company is a party will be, (assuming due authorization, execution and delivery by Purchaser) at the Closing a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, equitable relief and other equitable remedies.

4.03	Capitalization of Company and Company Subsidiaries.

(a)          The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.0001 par value, and 12,000,000 shares of preferred stock, $.0001 par value, of which 5,208,000 shares are designated as Series A Preferred Stock and 923,710 shares are designated as Series B Preferred Stock.

(b)          As of the date of this Agreement, immediately prior to the Closing, (i) there were no outstanding shares of the Company’s Series B Preferred Stock or Common Stock, (ii) the issued and outstanding capital stock of the Company consisted solely of 5,208,000 shares of Series A Preferred Stock, which were held of record and, to the Knowledge of the Company, beneficially by the Sellers as set forth in Schedule 4.03(b)(i), and (iii) 589,500 shares of Common Stock were subject to outstanding Stock Options and 805,080 shares of Series B Preferred Stock were subject to outstanding Stock Options. Schedule 4.03(b)(ii) separately indicates the number of shares of Common Stock into which the Series A Preferred Stock and

Series B Preferred Stock were convertible upon exercise of outstanding Stock Options immediately prior to the Closing pursuant to the Stock Option Cancellation Agreements. As of the Closing, the issued and outstanding capital stock of the Company consists solely of 5,208,000 shares of Common Stock, which are held of record and, to the Knowledge of the Company, beneficially by the Sellers as set forth in Schedule 4.03(b)(ii). The Series A Preferred Stock and the outstanding shares of Common Stock of the Company have been duly authorized and validly issued, fully paid and nonassessable, and not issued in violation of any preemptive rights. No Person other than the Sellers holds any interest in any of the outstanding shares of the Company’s capital stock.

(c)          As of the date of this Agreement, other than the Stock Options listed on Schedule 2.03, all of which will be cancelled immediately prior to the Closing, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or, to the Knowledge of the Company, any holder of any shares of capital stock of the Company, or any securities convertible into or exchangeable for shares of capital stock of the Company. The Boards of Directors of the Company have taken all corporate action necessary to validly amend each outstanding Stock Option and the Stock Plan as contemplated by Section 2.03. No holder of Stock Options has any rights with respect thereto or to the capital stock of the Company or the Company Subsidiaries other than as expressly set forth in such holders’ respective Stock Option Cancellation Agreements.

(d)          Except as set forth in the following sentence, the Company is not a party or subject to any agreement or understanding and, to the Knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. Except as set forth in Schedule 4.03(d), effective at the Closing, the following agreements of the Company have been terminated or in connection with the Closing will be terminated, and, except for any payment obligations owing through the date of termination (which will be paid by the Company prior to or at the Closing), there are no ongoing obligations of any kind of the Company thereunder: (i) the ISDA Master Agreement dated January 26, 2004 between the Company and Fleet National Bank, and Letter Agreement dated February 3, 2004 relating thereto (the “Interest Rate Swap Agreement”); (ii) the Professional Services Agreement dated as of July 18, 2002 between DVSM, LLC and Market Transport, Ltd.; and (iii) the Investor Rights Agreement dated as of July 18, 2002 by and among Market Industries, Ltd., Endeavour Capital Fund III, L.P., Endeavour Associates Fund III, L.P., Peter W. Stott and P. Brian Fitzgerald.

(e)          None of the Stock Options, the Series A Preferred Stock or the Common Stock of the Company has been issued in violation of the Securities Act or applicable state securities Laws.

4.04	Subsidiaries.

(a)          The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Company Subsidiaries. Except as set forth in Schedule 4.04(a), all of the issued and outstanding shares of capital stock of each of the

Company Subsidiaries are owned free and clear of any Lien or restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws) and are duly authorized, validly issued, fully paid and nonassessable. None of such shares were issued in violation of the preemptive rights of any Person or any agreement or Law by which any such Company Subsidiary at the time of issuance was bound. None of the outstanding equity or debt securities of any of the Company Subsidiaries have been issued in violation of the Securities Act or applicable state securities Laws. The certificate(s) representing the shares of common stock of InTransit International, Inc. and the stock ledger of InTransit International, Inc. have been lost and neither such certificate(s) nor such stock ledger, to the Company’s Knowledge, are within the control of or held by any Person.

(b)          There are no preemptive rights, options, warrants, conversion rights or other agreements for the purchase or acquisition from the Company or any Company Subsidiary with regard to any capital stock or equity interest of any Company Subsidiary. Each of Market Logistics Services, Ltd., Market Logistics Brokerage, Ltd. and InTransit International, Inc. is dormant, does not trade or otherwise engage in any business or activity (for itself or as agent for any Person) and does not own, legally or beneficially, any assets or property. Except the Company’s ownership of the capital stock of the Company Subsidiaries and except as set forth in Schedule 4.04, neither the Company nor the Company Subsidiaries own any interest in any other corporation, limited liability company, partnership, limited partnership or other entity, and neither the Company nor the Company Subsidiaries are participants in any joint venture, partnership or other similar arrangement. Schedule 4.04 sets forth all shares of the authorized and outstanding capital stock (including the names of the holders thereof) of each Company Subsidiary.

4.05       No Approvals or Notices Required; No Conflicts With Instruments. Except (a) for compliance with any applicable requirements of the HSR Act (which waiting period has expired), and (b) for notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company and/or any of the Company Subsidiaries in connection with Indebtedness of the Company and/or any of the Company Subsidiaries set forth in Schedule 4.05, all of which is to be paid and discharged at Closing, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby will not (i) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Company or any of the Company Subsidiaries; (ii) except as set forth in Schedule 4.05 hereto, require any consent, approval or authorization of any Person; (iii) conflict with or result in a breach of or constitute a default under any provision of the Organizational Documents of the Company or the Company Subsidiaries; or (iv) except as set forth in Schedule 4.05 hereto, result in any breach of, or constitute a default (with or without the giving of notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which the Company or any Company Subsidiary is a party or by which any of such assets or properties is bound or affected; except, in the case of subclauses (i) and (iv) above, where (A) such violation, default, conflict, breach or other occurrence or (B) such failure to obtain such consent, approval, or authorization to make such filing or give such notice could not reasonably be expected to have a Company Material Adverse Effect.

4.06	Financial Information; Absence of Undisclosed Liabilities.

(a)          The Company has provided to Purchaser and attached as Schedule 4.06(a) true and complete copies of (a) the audited consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, of changes in shareholders’ equity , and of cash flows, as of and for the years ended December 31, 2004, 2003, and 2002 (collectively, the “Audited Financial Statements”) and (b) unaudited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2005 [***] and the related unaudited consolidated statements of income and of cash flows of the Company and its subsidiaries for the 12-month period then ended attached as Schedule 4.06(b) (together with the Reference Balance Sheet, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the dates thereof or for the periods covered thereby and the Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, except as described in the notes thereto, and except that the Unaudited Financial Statements do not contain the footnotes required by GAAP and do not contain certain non-material adjustments and normal recurring year-end adjustments as set forth in Schedule 4.06(a) and do not contain intangible asset allocations or deferred Tax entries. The Unaudited Financial Statements have been prepared on a basis consistent with the Audited Financial Statements and include all adjustments, which are only normal recurring adjustments, necessary for the fair presentation of the financial position and the results of operations for the unaudited periods. The Company and the Company Subsidiaries have no material liabilities or obligations that are not reflected and adequately reserved against in the Reference Balance Sheet except liabilities or obligations incurred since the date of the Reference Balance Sheet in the ordinary course of business consistent with past practice (and not a result of a breach or a default by the Company or the Company Subsidiaries) and which could not reasonably be expected to have a Company Material Adverse Effect. The Company has also provided to the Purchaser the unaudited financial statements for InTransit, Inc., Sammons Transportation, Inc., Triple Express, Inc. and United Express, Ltd. as set forth in Schedule 4.06, and the unaudited balance sheet, statement of cash flows and statements of operations as set forth in Schedule 4.06 (collectively, the “Subsidiary Financial Statements”). The Subsidiary Financial Statements present fairly, in all material respects, the financial condition and results of operations of those subsidiaries as of the dates thereof or for the periods covered thereby and the Subsidiary Financial Statements have been prepared in accordance with GAAP. Neither the Company nor any Company Subsidiary is a guarantor, indemnitor, surety or other obligor of any Indebtedness of any other Person, other than a Company Subsidiary in the ordinary course of business consistent with past practice and as set forth in Schedule 4.06.

(b)          The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the ordinary course of business except as expressly specified therein.

* Confidential Treatment Requested	-12-

(c)          Except as set forth in Schedule 4.06, the Company and the Company Subsidiaries have no direct or indirect liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to the Company and the Company Subsidiaries, taken as a whole, or involve a risk of loss in excess of [***], and which have not been reflected in the Financial Statements. Except as set forth in the Financial Statements or Schedule 4.06, to the Company’s best Knowledge, there are no facts reasonably likely to give rise to any material claims against or liabilities or obligations of Company or a Company Subsidiary.

(d)          The Company and the Company Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)          The Company’s auditors have begun their audit of the Company’s fiscal year ended December 31, 2005 (“Fiscal 2005”). To date, except as set forth in Schedule 4.06(e), the Company has not been informed by its auditors in connection with such audit, either orally or in writing, of any material adjustments to the Unaudited Financial Statements or of any material weaknesses or deficiencies related to the Company’s accounting books and records. Based on information provided by its auditors, the Company reasonably expects its Fiscal 2005 audit to be completed by March 31, 2006.

(f)           Attached as Schedule 4.06(f) is a copy of the Company’s internal unaudited pro forma consolidated financial statements as of December 31, 2005 (the “Unaudited Pro Forma Consolidated Financial Statements”). The Unaudited Pro forma Consolidated Financial Statements to the Company’s Knowledge present fairly in all material respects, the pro forma consolidated financial condition and the results of operations of the Company and the Company Subsidiaries as if the acquisitions of Triple Express, Inc. and Sammons Transportation, Inc. had occurred on January 1, 2005 and have been prepared in a manner consistent with the Company’s Audited Financial Statements, except that they do not contain the footnotes required by GAAP and do not contain certain non-material adjustments and normal recurring year-end adjustments as set forth on Schedule 4.06(a) and do not contain deferred Tax entries.

4.07       Litigation. Except as set forth in Schedule 4.07, no claim, arbitration, suit, action, proceeding or civil or criminal investigation (collectively, the “Claims”) is pending or, to the Company’s Knowledge, threatened against the Company, any of the Company Subsidiaries or any Owned Real Property before any federal, state or municipal court, arbitrator or administrative, governmental or nongovernmental department or regulatory authority or body, bureau or agency and neither the Company nor any of the Company Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award, with the exception of the Claims set forth in Schedule 4.07. The Company has notified the Company’s insurance companies about each of the Claims set forth in Schedule 4.07 in accordance with the insurance

* Confidential Treatment Requested	-13-

policies covering such Claims. No such insurance company that is currently defending the Company against such Claims as described in Schedule 4.07 has informed the Company that it intends to deny coverage of such Claims or reserve rights not to defend such Claims or otherwise deny coverage of such Claims. The amounts demanded by plaintiffs with regard to such Claims and proposed settlement amounts are within the policy limits of the insurance policies covering such Claims, and the Company has made adequate reserves for any deductibles related to such Claims in the Reference Balance Sheet. There is no Claim pending or, to the Knowledge of the Company, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby. The parties to the Pierce litigation and Genie litigation described in Schedule 4.07 with respect to Market Transport, Ltd. have agreed to settle such claims for an aggregate amount of $[***], of which Market Transport, Ltd. is responsible for $[***], which is within the Company’s insurance policy limits. The Company does not have Knowledge of any reason why the probate court would not approve the agreed upon settlement.

4.08       Compliance with Laws; Licenses and Permits. The Company and the Company Subsidiaries are not in violation of any Law, rule, regulation, order, judgment or decree applicable to it or by which any of their respective assets or properties are bound or affected, except for violations the existence of which could not reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have complied with all applicable material Laws, rules and regulations of the Interstate Commerce Commission, Department of Transportation and Federal Motor Carrier Safety Administration and all state departments of transportation. The Company and the Company Subsidiaries have all material governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, and registrations necessary to operate the Owned Real Property and the Leased Real Property and to carry on their respective businesses as they are now being conducted. Except as set forth in Schedule 4.08, the consummation of the transactions contemplated by this Agreement will not cause a loss or adverse modification of, or require any transfer, renewal or notice with respect to, any such material license, franchise, exemption, certificate, registration, permit or other authorization.

4.09	Environmental Compliance.

(a)          The Company and the Company Subsidiaries hold all permits, licenses, authorizations and approvals of governmental authorities and agencies required under Environmental Laws (as defined below) for the current use, occupancy or operation of its assets and the conduct of their respective businesses as they are now being conducted, except where the failure to obtain any such permit, license or approval could not reasonably be expected to have a Company Material Adverse Effect.

(b)          To the Company’s Knowledge, neither the Company nor any Company Subsidiary is in violation of any such permits, licenses, authorizations and approvals, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

* Confidential Treatment Requested	-14-

(c)          Except as set forth in Schedule 4.09, neither the Company, nor any Company Subsidiary since the date it was acquired by the Company, has received notice from any governmental agency or authority alleging that the Company, any Company Subsidiary or any of their respective assets are not in compliance with Environmental Laws, to the Company’s Knowledge, no such notice was received by any Company Subsidiary prior to the date of its acquisition by the Company, and, to the Company's Knowledge, the Company and the Company's Subsidiaries are in material compliance with Environmental Laws and there are no circumstances that could reasonably be expected to prevent or interfere with material compliance by the Company or any Company Subsidiary with Environmental Laws in the future.

(d)          There is no asserted claim, action, cause of action, demand , notice or investigation by or from any Person alleging potential liability of the Company, any Company Subsidiary or any Person whose environmental liability has been assigned or transferred to the Company or any Company Subsidiary (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the treatment, storage, transportation or disposal of any Hazardous Substance (as defined below) or the presence or release into the environment of any Hazardous Substance at, on, under or from the premises owned or leased by the Company or any Company Subsidiary (each an “Environmental Claim”), that is pending or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary, any of their respective assets or any of such premises.

(e)          Except as set forth in Schedule 4.09, neither the Company nor any Company Subsidiary has treated, stored, or disposed of, and neither the Company nor any Company Subsidiary has released, any Hazardous Substances in violation of any Environmental Laws on or from any premises owned or leased by the Company or any Company Subsidiary except for treatment, storage, disposal or releases that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(f)           Except as set forth in Schedule 4.09, there are no above ground storage tanks, underground storage tanks, asbestos which is friable or likely to become friable, or PCBs present on any facility currently owned, operated, occupied, controlled or leased by the Company or any Company Subsidiary or as a consequence of the acts of the Company, any Company Subsidiary or its agents.

(g)          Except as set forth in Schedule 4.09 and to the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has transported or arranged for the transportation of any Hazardous Substances or other materials or substances to any location which is (i) listed on the National Priorities List or any other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any governmental entity, (ii) listed for possible inclusion on the National Priorities List or any other similar list, schedule, log, inventory or record, however defined, of hazardous or solid waste sites maintained by any governmental entity, or (iii) the subject of any Environmental Claim.

(h)          “Environmental Laws” means any federal, state or local law relating to pollution and the protection of human health and the environment, including, but not limited to, (i) releases or threatened releases of Hazardous Substances or (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances, in each case as in effect on the date of this Agreement. “Hazardous Substances” means (i) substances which contain substances regulated under the following federal statutes and their state counterparts, as well as such statutes’ implementing regulations, as such statutes and regulations have been amended from time to time and as currently interpreted by administering agencies: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Federal Water Pollution Control Act, the Federal Food, Drug and Cosmetic Act, the Occupational Safety and Health Act, and the Clean Air Act; (ii) petroleum and petroleum products including crude oil and any fractions thereof; (iii) natural gas, synthetic gas and any mixtures thereof; and (iv) any substances with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

4.10	Intellectual Property Rights.

(a)          The Company and the Company Subsidiaries own or otherwise have a right to use, free and clear of any payment obligation or other Lien, all the intellectual property and proprietary rights, logos, corporate names, trade secrets, know-how, computer software, data processing systems and program specifications, patents, trade names, trademarks, service marks, copyrights, domain names and applications for any of the foregoing, whether registered or not (collectively, “Intellectual Property Rights”), that are necessary for the Company’s or any Company Subsidiary’s business as currently conducted. Schedule 4.10 is an accurate and complete list of all registered patents, logos, trade names, trademarks, service marks, copyrights, domain names and pending applications, that are owned by or filed under the name of the Company or a Company Subsidiary (collectively, “Registered IP”) reflecting dates of filing or dates of issuance, if applicable, the owner of such Registered IP, the jurisdictions in which such rights have been issued or registered, and any applicable limitations on the usage by the Company and the Company Subsidiaries on such Registered IP.

(b)          All Registered IP are valid, subsisting, and enforceable, and there is no claim, action or cause of action challenging the Company’s or any Company Subsidiary’s use of the Intellectual Property Rights or challenging or questioning the validity, enforceability or effectiveness of any Registered IP, nor is any such claim, action or cause of action, to the Knowledge of the Company, pending or threatened.

(c)          To the Knowledge of the Company, neither the Company nor any Company Subsidiary is infringing, misappropriating, or violating, any Intellectual Property Rights of a third party. There are no pending or, to the Knowledge of the Company, threatened infringement, misappropriation, or similar claims or proceedings asserted against the Company or any Company Subsidiary, and the Company and Company Subsidiaries have not received any communication of any actual or alleged infringement or misappropriation of any Intellectual Property Rights of any other Person. To the Knowledge of the Company, there is no infringement or misappropriation by any other Person of any Intellectual Property Right of the Company or any Company Subsidiary.

(d)          To the Knowledge of the Company, the business of the Company and the Company Subsidiaries does not involve the employment of any person in a manner that violates any noncompetition or nondisclosure agreement that such person entered into in connection with his or her employment or activities at any time prior to employment by the Company or any Company Subsidiary.

(e)          Schedule 4.10 lists all options, licenses or agreements of any kind relating to the Intellectual Property Rights by which the Company or any Company Subsidiary is bound or to which it is a party (except licenses for off-the-shelf software). None of such options, licenses or agreements will be adversely affected by the consummation of the transactions contemplated by this Agreement. True, complete and correct copies of all such options, licenses and agreements have been made available to Purchaser.

(f)           The Company and the Company Subsidiaries protect the confidentiality, secrecy and value of all of their Intellectual Property Rights (except such intellectual property whose value would be unimpaired by disclosure) and all proprietary information and processes used by the Company and the Company Subsidiaries in its and their business through the policies and procedures set forth in Schedule 4.10. To the Company’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has or has asserted any right, claim or interest in or with respect to any of the Intellectual Property Rights

(g)          Except for annual license fees for “off-the-shelf” software which are reflected in the Financial Statements, neither the Company nor any Company Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the license or use of any Intellectual Property Rights.

(h)          The Company has provided to the Purchaser complete and accurate copies of all standard form agreements used by the Company and/or Company Subsidiaries that contain assignment or licenses of Intellectual Property Rights, including employee agreements and consulting agreements containing intellectual property assignments or licenses or confidentiality provisions.

(i)           There is no claim, action or cause of action challenging the Company’s or any Company Subsidiary’s use of the Intellectual Property Rights or challenging or questioning the validity or effectiveness of any Registered IP, nor is any such claim, action or cause of action, to the Knowledge of the Company, pending or threatened.

4.11	Real Property.

(a)          Schedule 4.11(a) sets forth each parcel of Owned Real Property. With respect to each Owned Real Property: (i) the applicable Company Subsidiary listed on Schedule 4.11(a) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) except as set forth in Schedule 4.11(a), neither the Company, nor any Company Subsidiary, has leased, licensed or otherwise granted to any third party any right to use or occupy such Owned Real Property or any portion thereof; and (iii) neither the Company nor any Company Subsidiary has granted or has Knowledge of any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company, nor any Company Subsidiary, is party to any agreement or option to purchase any real property or interest therein.

(b)          Schedule 4.11(b) sets forth a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, subordination, non-disturbance and/or attornment agreements and other agreements with respect thereto) to which the Company or any Company Subsidiary is a party. True, correct and complete copies of all Leases have been made available to Purchaser. Except as disclosed in Schedule 4.11(b), with respect to each Lease: (i) the Lease is valid and in full force and effect; (ii) neither the Company (or Company Subsidiary, as applicable), nor, to the Knowledge of the Company, any other party to such lease, is in material breach or default under such Lease; (iii) the Company’s (or Company Subsidiary’s, as applicable) possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) neither the Company nor any Company Subsidiary will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vi) the Company (or Company Subsidiary, as applicable) has not subleased, assigned, licensed or otherwise granted any Person the right to use or occupy the premises demised under the Lease or any portion thereof; (vii) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein that will remain after the Closing; and (viii) there are no Liens on the Company’s (or Company Subsidiary’s, as applicable) leasehold interest under such Lease that will remain after Closing. Except as set forth in Schedule 4.11(b), the consummation of the transactions contemplated by this Agreement will not constitute a default under any Lease or give any Person the right to cancel any Lease. Notwithstanding the foregoing, the underlying fee interest of the Leased Real Property may be subject to mortgages, deeds of trust, assignments of leases and rents, UCC financing statements and similar security documents, and other Liens placed there or suffered by the owner thereof, but the Company represents and warrants that no such Liens have materially impaired the Company’s or any Company Subsidiary’s occupancy or use of said Leased Real Property pursuant to the terms of the applicable lease during the term thereof.

(c)          With respect to the Owned Real Property and, to the Company’s Knowledge, the Leased Real Property, (i) there are no agreements between any governmental entity or quasi-governmental entity and the Company, any Company Subsidiary or, to the Knowledge of Company, any third party which adversely affect the use of the real property by the Company, except for the Permitted Encumbrances; (ii) there is no material violation of any zoning, building or safety ordinance or material Law applicable to such property; (iii) the Company has not received any third party objections as to the Company’s use of such property; (iv) the structures and improvements on such property are supplied with and hooked up to utilities services necessary for the operation of such structures and improvements and the business conducted by the Company therein; and (v) no condemnation has been commenced or, to Company’s Knowledge, is threatened or contemplated with respect to any such property.

(d)          Except as set forth on Schedule 4.09, to the Company’s Knowledge, there are no material defects or inadequacies in the Owned Real Property or Leased Real Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor or create or be likely to create a hazard, excessive maintenance cost or material operating deficiencies.

4.12       Tangible Personal Property. Each material item of equipment, machinery or other tangible personal property reflected on the Reference Balance Sheet or otherwise owned or used by the Company or any Company Subsidiary in its business operations is listed on Schedule 4.12 (including, without limitation, all tractors and trailers and the age of fleet summary) and is either: (a) owned by the Company or a Company Subsidiary, free and clear of all Liens, except minor or immaterial imperfections of title and Liens the existence of which is disclosed on Schedule 4.12; or (b) leased pursuant to one or more valid and enforceable lease agreements. Such tangible personal property is (i) in normal operating condition, ordinary wear and tear excepted, and (ii) adequate for the conduct of the business of the Company or the applicable Company Subsidiary, as currently conducted.

4.13	Material Contracts.

(a)          Schedule 4.13 lists each executory contract to which the Company or any Company Subsidiary is a party that requires, in accordance with its terms, future payments in excess of $[***] or that is not cancelable with less than 60 days’ notice and each other written contract, agreement, and commitment which is material to the Company, the Company Subsidiaries and their respective businesses (collectively, the “Material Contracts”).

(b)          With respect to the Material Contracts, (i) each Material Contract is valid, binding and enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, equitable relief and other equitable remedies; (ii) neither the Company nor any Company Subsidiary, as the case may be, is in default under or in violation of any provision of any of the Material Contracts; (iii) neither the Company nor any Company Subsidiary has received notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; (iv) neither the Company nor any Company Subsidiary has Knowledge of any material nonperformance, breach or other noncompliance by any other party to any of the Material Contracts; and (v) no Material Contract may be terminated or amended in a manner adverse to the Company or a Company Subsidiary pursuant to its terms as a result of any of the transactions contemplated by this Agreement. True, correct and complete copies of each Material Contract have been made available to Purchaser.

(c)          The Tax indemnification provisions in favor of the Company set forth in the Stock Purchase Agreement dated September 1, 2005, by and among the Company, Sammons Holdings, Inc., Sammons Transportation, Inc., Lake States Trucking, Inc., and each of the other parties named thereto and the Stock Purchase Agreement dated June 1, 2005, by and between Market Industries, Ltd. and Market A. White (for the purchase of all the shares of Triple Express, Inc.) are in full force and effect. To date, the Company has not made any Tax indemnity claims under these agreements.

* Confidential Treatment Requested	-19-

(d)          Neither the Company nor any Company Subsidiary has waived its rights under any non-competition agreement entered into by InTransit, Inc. or Triple Express, Inc.

4.14	Employee Benefit Matters.

(a)          Schedule 4.14 contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical and life insurance, supplemental retirement, severance and other benefit plans, programs and arrangements, and all employment, retention, termination, severance or other contracts or agreements maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary (the “Plans”). The Company and the Company Subsidiaries have previously made available to Purchaser a true and complete copy of each Plan or summary Plan (or, in the case of any unwritten Plan, a description), as currently in effect, and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Plan: (A) a copy of each trust or other funding arrangement, (B) the three most recently filed Internal Revenue Service Forms 5500, (C) the most recently received Internal Revenue Service determination letter, and (D) the most recently prepared actuarial report. Neither the Company nor any Company Subsidiary has communicated to employees any intent to or has expressly or impliedly committed to modify, change or terminate any Plan, other than with respect to a modification, change or termination required to bring the Plan into compliance with applicable law. Each Plan that is intended to be qualified under Section 401(a) and/or 401(k) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), so qualifies, has received a favorable determination letter from the Internal Revenue Service to such effect and its trust is exempt from taxation under Section 501(a) of the Internal Revenue Code. To the knowledge of the Company, no fact or event has occurred since the date of any determination letter from the Internal Revenue Service which is likely to affect adversely such favorable determination or such qualification or to result in a filing under Rev. Proc. 2003-44 or any predecessor or successor thereto. The Company and the Company Subsidiaries have timely paid all contributions, premiums and expenses payable to or in respect of each Plan and workers’ compensation arrangement under the terms thereof and in accordance with applicable law, including ERISA and the Internal Revenue Code, and to the extent any such contributions, premiums or expenses are not yet due, the liability therefor has been properly and adequately accrued on the Company’s Financial Statements.

(b)          None of the Plans (i) is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a pension plan within the meaning of Section 4001(a)(15) of ERISA, (ii) is subject to Section 302 or Title IV of ERISA or Section 4112 of the Internal Revenue Code, or (iii) provides or promises to provide retiree medical or life insurance benefits, other than to the extent required by Section 4980B(f) of the Internal Revenue Code, and Sections 601 through 609 of ERISA.

(c)          With respect to each Plan, neither the Company nor any ERISA Affiliate is currently liable for any material Tax, including, without limitation, any Tax under Section 4971, 4972, 4975, 4976, 4979, 4980 or 4980B of the Internal Revenue Code, and, to the

Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such liability. Neither the Company nor any ERISA Affiliate has incurred any material liability (which will not be satisfied prior to the Closing) under, arising out of or by operation of Title I or IV of ERISA, including, without limitation, any material liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA. To the Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such liability. “ERISA Affiliate” is any trade or business whether or not incorporated, which together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Internal Revenue Code.

(d)          No Plan subject to a funding requirement has been terminated at a time when such Plan was not sufficiently funded.

(e)          Except as otherwise provided in Schedule 4.14(e), the value, determined on a termination basis, of all accrued benefits (whether or not vested) under each Plan did not exceed, as of the most recent valuation date, and will not exceed as of the time of the Closing, the then current fair market value of the assets of such Plan.

(f)           Each Plan has been operated in material compliance with its terms and applicable laws, including, without limitation, ERISA and the Internal Revenue Code. Any merger, reorganization or termination of the Company’s or any Company Subsidiary’s benefit plan or arrangements has been administered in compliance with plan terms and applicable laws. All prior contributions, premiums or payments made with respect to any Plan have been deducted for income Tax purposes and no such deduction previously claimed has been challenged by any government entity.

(g)          There are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Knowledge of the Company, threatened with respect to any Plan. No Plan, the Company or any Company Subsidiary is under audit or, to the Knowledge of the Company, investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened.

(h)          Except as disclosed in Schedule 4.14(h), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including but not limited to the Stock Option Cancellation Agreements and bonuses to be paid to certain managers at closing), either alone or in combination with another event (whether contingent or otherwise) will (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary to any increased or modified benefit or payment, including any bonus payments, severance or change in control benefits; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting, payment or funding of any compensation, stock-based benefit, incentive or other benefit; (iv) result in any “parachute payment” under Section 280G of the Internal Revenue Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v)

cause any compensation to fail to be deductible under any provision of the Internal Revenue Code.

(i)           Prior to the date hereof, (A) each of [***] waived his right to receive from the Company a portion of the bonus payments and/or Net Option Payments identified in Schedule 4.14(h) in an amount sufficient to cause the total payments to such Seller Party to be below three times his "base amount" (as defined in Section 280G(b)(3)), and (B) after such waivers, the shareholders of the Company approved the payments due to such Seller Parties in accordance with the requirements of Treasury Regulation 1.280G-1.

(j)           The Company and the Company Subsidiaries have not, since October 3, 2004, (i) granted to any person an interest in a nonqualified deferred compensation plan (as defined in section 409A(d)(1) of the Internal Revenue Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by sections 409A(a)(1)(B) or (b)(4)(A) of the Internal Revenue Code, or (ii) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by sections 409A(a)(1)(B) or (b)(4) of the Internal Revenue Code.

(k)          There are no material liabilities, whether contingent or absolute, of the Company or any Company Subsidiary relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier.

4.15	Labor Matters.

(a)          Schedule 4.15 sets forth a list of all employees employed by the Company and the Company Subsidiaries as of the date hereof (the “Employees”). There are no labor controversies pending or, to the Company’s Knowledge, threatened, between the Company or any Company Subsidiary and any of the Employees or any former employee of the Company or any Company Subsidiary; neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to any of the Employees, and no such agreement is currently being negotiated by the Company or any Company Subsidiary; and the Company and the Company Subsidiaries have no Knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of its respective Employees. During the three-year period ending on the date of this Agreement, none of the Company, any Company Subsidiary or any of their respective representatives or employees has committed any unfair labor practice or violated any applicable material Laws in connection with the employees or independent contractors of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board, the Department of Labor, the Equal Employment Opportunity Commission, the Occupational Health and Safety Administration or any comparable governmental agency or by any independent contractor, service provider, employee or class of employees pending or, to the Knowledge of the Company, threatened.

(b)          During the [***] period ending on the date of this Agreement each of the Company and the Company Subsidiaries has properly classified all their respective service providers as either (i) common law employees, leased employees, independent contractors or

* Confidential Treatment Requested	-22-

agents, or (ii) subject to or exempt from state and federal overtime requirements, and such classifications satisfy applicable Laws. Each of the Company and the Company Subsidiaries has paid all salary, wages, bonuses, incentive compensation, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, vesting, outplacement costs, fees, commissions and any and all other benefits and compensation due to all of their respective employees and independent contractors. To the Knowledge of the Company, there have not been any claims or allegations made by any service provider classified as an independent contractor or by any governmental entity that additional benefits, compensation, back pay or penalties were owed due to a service provider being misclassified as an independent contractor. During the [***] period ending on the date of this Agreement (i) no misclassifications of employees, service providers, owner operator or independent contractors has been alleged or found to exist, and (ii) the Company has made no material changes to the way it classifies its employees, service providers, owner operators and independent contractors or the duties performed by its service providers.

(c)          No Key Manager or other executive officer of the Company has given notice to the Company of his or her intent to terminate his or her employment with the Company, nor, to the Company’s Knowledge, does any Key Manager or executive officer intend to terminate his or her employment with the Company.

(d)          Effective at the Closing, the following agreements have been terminated and there are no ongoing severance or other similar obligations of the Company: (i) Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***], (ii) Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***] and (iii) Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***].

4.16	Taxes.

(a)          Each of the Company and the Company Subsidiaries has timely filed all Tax returns (federal, state and local) required to be filed by it. All Taxes shown to be due and payable on such returns, any assessments imposed, and all other Taxes, including without limitation, all sales or use Taxes, due and payable by the Company or the Company Subsidiaries on or before the Closing, have been paid or will be paid prior to the time they become delinquent, including all required estimated federal and state Tax payments for 2005. There is no liability for any Tax to be imposed upon the Company’s or the Company Subsidiaries’ properties or assets as of the date of this Agreement for which adequate provision has not been made in the Financial Statements. Other than as disclosed in Schedule 4.16(a), (i) neither the Company nor any of the Company Subsidiaries has had any Tax deficiency proposed or assessed against it or has executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge and (ii) none of the Company’s or the Company Subsidiaries’ federal income Tax returns and none of their respective state income or franchise Tax or sales or use Tax returns has ever been audited by governmental authorities since the tax year ending in 2001. Since December 31, 2001, neither the Company nor any of the Company Subsidiaries has incurred any Taxes, assessments or governmental charges other than in the ordinary course of business, and the Company and the Company Subsidiaries have made adequate provisions on their respective books of account for all Taxes, assessments and governmental charges with respect to their respective business, properties and operations since

* Confidential Treatment Requested	-23-

such date. Each of the Company and the Company Subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all Taxes (including, but not limited to, federal income Taxes, Federal Insurance Contribution Act Taxes and Federal Unemployment Tax Act Taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories. No return of the Company or any of the Company Subsidiaries is being audited by any taxing authority, nor does the Company have Knowledge of any impending audit. There has been no change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes. “Tax” or “Taxes” means all income, gross receipts, sales, use, payroll, employment, franchise, profits, transportation, public utilities, excise, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever, whether payable directly or by withholding (together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto), imposed by any governmental authority responsible for the assessment and collection thereof. True, correct and complete copies of the Company’s consolidated Tax returns for periods since December 31, 2001 have been made available to Purchaser.

(b)          S Corporation. Effective as of January 1, 1998 , the Company made a valid election under Section 1362 of the Internal Revenue Code to be an S Corporation within the meaning of Sections 1361 and 1362 of the Internal Revenue Code (and any corresponding elections for any qualified subsidiaries pursuant to Section 1361) effective for all Taxable Periods beginning on or subsequent thereto and made corresponding elections under state and local tax laws to the extent shown on Schedule 4.16(b). Effective as of July 15, 2002, the Company terminated its S Corporation election. Except with respect to the S Corporation election for Sammons Transportation, Inc. which terminated on the closing of the acquisition by the Company of Sammons Transportation, Inc. in 2005, at no time between January 1, 1998, and July 15, 2002 (the “S Corporation Period”) have the Company or the Company Subsidiaries experienced any type or form of voluntary, involuntary or inadvertent termination of its S Corporation status other than the termination that occurred on July 15, 2002. During the S corporation Period, the Company or the Company Subsidiaries properly reported and paid any corporate level tax under Section 1374 or any other provision of the Internal Revenue Code. None of the Company, any Company Subsidiary or any Sellers have, during the S Corporation Period, taken any action or tax return position inconsistent with the treatment of the Company as an S Corporation. Similarly, none of the Company, any Company Subsidiary or Sellers, during the S Corporation Period failed to take any action required in order to maintain the Company’s S corporation status under the Internal Revenue Code or any other tax law. Schedule 4.16(b) sets forth each state and locality where the Company has made a valid election under the applicable law of such jurisdiction to be an S Corporation effective for all Taxable Periods during the S Corporation Period.

4.17       Insurance. Schedule 4.17 sets forth (a) a list of all material liability, property, accident, casualty, fire, flood, workers’ compensation, key man, group life or health and other insurance policies and arrangements affecting or relating to the Company, the Company Subsidiaries, their respective assets or businesses, and (b) the name of the insurance, type of coverage, policy limits and deductibles, additional insureds (if any), and the annual premium for each such policy. All insurance policies of the Company and the Company Subsidiaries are in full force and effect and, except as set forth in Schedule 4.17, will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. All premiums covering all periods up to and including the Closing have been paid, no notice of cancellation or termination has been received with respect to any such policy or binder, and the Company is otherwise in compliance with the terms of such policies and binders. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. True, correct and complete copies of all policies listed on Schedule 4.17 have been made available to Purchaser. The insurance policies listed in Schedule 4.17 are in amounts and have coverages required by any Material Contract to which the Company is a party or by which any of its assets and properties is bound.

4.18       Accounts Receivable. All accounts receivable of the Company and the Company Subsidiaries reflected on the Reference Balance Sheet or accrued since the date of the Reference Balance Sheet represent bona fide transactions made in the ordinary course of business of the Company and the Company Subsidiaries, and applicable bad debt or uncollectible account reserves reflected on the Reference Balance Sheet are reasonable and established in amounts consistent with past practice. Schedule 4.18 contains as of a recent date a complete and accurate aging report of accounts receivable of the Company and the Company Subsidiaries (other than Sammons Transportation, Inc., for which Schedule 4.18 includes a list of accounts receivable) (the “Aging Report”). All receivables set forth on the Aging Report are free of any defenses, setoffs, or counterclaims, represent bona fide transactions made in the ordinary course of business of the Company and the Company Subsidiaries, and applicable bad debt or uncollectible account reserves reflected therein are reasonable and established in amounts consistent with past practice. Since January 1, 2005, except in the ordinary course of business, neither the Company nor the Company Subsidiaries (a) have written off as uncollectible any accounts receivable, or (b) accelerated the collection of accounts receivable in advance of the normal collection date thereof.

4.19       Brokers. Except for BB&T Capital Markets, a division of Scott & Stringfellow, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. All fees and expenses of BB&T will be paid in full at Closing pursuant to Section 3.02.

4.20       Bank Accounts. Schedule 4.20 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and the Company Subsidiaries maintains safe deposit boxes or accounts of any nature, the title and number of the account(s) and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.21       Absence of Certain Changes or Events. Since December 31, 2004, except as set forth in Schedule 4.21, neither the Company nor any Company Subsidiary has:

(a)          taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

(b)          forgiven or cancelled any material Indebtedness or waived any material claims or rights of material value (including, without limitation, any Indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company or any Company Subsidiary);

(c)          other than in the ordinary course of business and in connection with regularly scheduled salary increases and except as referred to in this Agreement or contemplated hereby, entered into any employment or consulting contract or commitment or granted any increase in the compensation of directors, officers, employees or consultants;

(d)          borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations, or incurred any liabilities or obligations except liabilities and obligations incurred in the ordinary course of business;

(e)          paid, discharged or satisfied any claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Reference Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Reference Balance Sheet;

(f)           sold, transferred or otherwise disposed of any of its properties, inventory or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $[***], except in the ordinary course of business consistent with past practices;

(g)          permitted or allowed any of its property or assets to be subjected to any Lien, except for Permitted Encumbrances and Liens for current Taxes not yet due;

(h)          except in the ordinary course of business consistent with past practices, entered or amended any contract or agreement to which the Company or any Company Subsidiary is a party that requires, in accordance with its terms, future payments in excess of $[***] or that is not cancelable with less than 60 days’ notice, or any other written Material Contract;

(i)           terminated or suffered the termination of any contract or agreement to which the Company or any Company Subsidiary is a party that requires, in accordance with its terms, future payments in excess of $[***] or that is not cancelable with less than 60 days’ notice, or any other written Material Contract;

(j)           except in the ordinary course of business consistent with past practices, made any single capital expenditure or commitment in excess of $[***] for additions to property, plant, equipment or intangible capital assets;

(k)          made any change in any method of accounting or accounting practice or internal control procedure;

(l)           issued any capital stock, other securities or options or other rights to acquire capital stock or other securities, or declared, paid or set aside for payment any dividend

* Confidential Treatment Requested	-26-

or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company or any Company Subsidiary of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business;

(m)         suffered any Company Material Adverse Effect, and, to the Knowledge of the Company, no fact or condition exists or is threatened that might reasonably be expected to cause a Company Material Adverse Effect in the future;

(n)          suffered any material damage, destruction or casualty loss (whether or not covered by insurance) or condemnation, taking or other similar proceeding; or

(o)          agreed, whether in writing or otherwise, to take any action described in this Section 4.21.

4.22       Restriction on Business Activities. Except as set forth in Schedule 4.22, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any Company Subsidiary is a party or otherwise binding upon the Company or any Company Subsidiary which prohibits the Company or any Company Subsidiary from engaging in any line of business or competing with any Person.

4.23       Minute Books. Except as set forth in Schedule 4.23, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company and the Company Subsidiaries, as made available to Purchaser at or prior to Closing, are correct and complete.

4.24       Suppliers and Customers. Schedule 4.24 is a true and correct list setting forth the ten largest suppliers and the ten largest customers (the “Major Customers”) of the Company or any Company Subsidiary, by dollar amount as of the most recent practicable date. Since January 1, 2005, no Major Customer has cancelled or otherwise materially modified its relationship with the Company or any Company Subsidiary in a manner adverse to the Company or any Company Subsidiary. Except as set forth in Schedule 4.24, since January 1, 2006 no material licensor, vendor, supplier, licensee or other material customer of the Company or any Company Subsidiary has cancelled or otherwise materially modified its relationship with the Company or any Company Subsidiary in a manner adverse to the Company or any Company Subsidiary. No executive officers, directors or Key Manager of the Company or any Company Subsidiary has received a communication (orally or in writing) from such Person as to their intention to do so. With respect to any contract, agreement or other arrangement between the Company or any Company Subsidiary, on the one hand, and any of the suppliers or customers listed on Schedule 4.24, on the other hand (each, a “Customer/Supplier Contract”, (i) each Customer/Supplier Contract is valid , has been duly authorized, executed and delivered by the Company or any Company Subsidiary, is in full force and effect, and the parties to such agreement have received the consideration to be delivered to and received by them prior to the date hereof; (ii) neither the Company nor any Company Subsidiary, as the case may be, is in default under or in violation of any material provision of any of the Customer/Supplier Contracts; (iii) neither the Company nor any Company Subsidiary has received written notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Customer/Supplier Contracts which alleged nonperformance or other noncompliance is currently unresolved, nor any written notice that is currently unresolved that any of the Customer/Supplier Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) the Customer/Supplier Contract will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. True, correct and complete copies of each Customer/Supplier Contract have been made available to Purchaser.

4.25       Certain Business Relationships with the Company. Except as set forth in Schedule 4.25, no Seller Party has had, directly or indirectly, any economic interest in any business arrangement or relationship with the Company since January 1, 2005, and no Seller Party owns or has any economic interest in any asset, tangible or intangible, which is used in the business of the Company and any Company Subsidiary.

4.26       Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Disclosure Memorandum or in any certificate, list or other writing furnished to the Purchaser in connection with this Agreement (including the Financial Statements and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

To induce the Company and the Seller Parties to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company and the Seller Parties as follows:

5.01       Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. Copies of the Organizational Documents of the Purchaser and all amendments thereto as in effect on the date hereof have been made available to the Seller Representative and are complete and correct as of the date of this Agreement. The Purchaser is not in default under or in violation of its Organizational Documents.

5.02       Authority, Authorization; Enforceability. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and under each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Transaction Document to which the Purchaser is a party is, or upon its execution and delivery will be (assuming the execution thereof by the other parties thereto), a valid and binding obligation of the Purchaser enforceable against it in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by the rules of law governing specific performance, equitable relief and general principles of equity.

5.03       Noncontravention. Except for compliance with any applicable requirements of the HSR Act, neither the execution, delivery or performance by the Purchaser of this Agreement or any other Transaction Document to which it is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof will (a) violate, or result in the violation of, the Organizational Documents or any resolutions adopted by the stockholders, board of directors or other governing body of the Purchaser, (b) violate any Law, writ, injunction or decree of any Authority, in each case applicable to the Purchaser or its assets or properties or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any material instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, except (in the case of clauses (b) and (c)) where the violation, conflict, breach or default would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

5.04       Governmental Approvals. Except for compliance with any applicable requirements of the HSR Act and except as set forth in Schedule 5.04 hereto, no filing with, and no permit, authorization, consent or approval of any Authority is necessary for the consummation by the Purchaser of the transactions contemplated hereby.

5.05       Claims and Legal Proceedings. There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby.

5.06       Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

5.07       Securities Act. The Purchaser is acquiring the Shares hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Law, and that the Shares may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

5.08       Availability of Funds. The Purchaser has or will have at the Closing sufficient cash available to enable it to pay the full Aggregate Purchase Price payable at the Closing hereunder and to make all other necessary payments by them in connection with the transactions contemplated hereby.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, each Seller Party, severally as to itself, himself or herself only and not jointly as to or with any other Seller Party, represents and warrants to the Purchaser (but, as for each Seller Party with respect to each warranty and representation, only to the extent that such warranty or representation directly describes, implicates or relates to such Seller Party) as follows:

6.01       Organization and Standing. Each of Endeavour Capital and Endeavour Associates represents and warrants that it is a limited partnership duly formed, validly existing and in good standing under the Laws of the state of its organization.

6.02	Authority; Authorization; Capacity.

(a)          Each of Endeavour Capital and Endeavour Associates represents and warrants that it has the requisite limited partnership right, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and under each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited partnership action on the part of such Seller.

(b)          Each Seller Party other than Endeavour Capital and Endeavour Associates represents that he or she is an individual and has the capacity to execute and deliver this Agreement and the Transaction Documents to which he or she is a party, to perform his or her obligations under this Agreement and each such Transaction Document, and to consummate the transactions contemplated by this Agreement and each such Transaction Document.

6.03       Enforceability. This Agreement and each other Transaction Document to which such Seller Party is a party is, or upon its execution and delivery will be, a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by the rules of law governing specific performance, equitable relief and general principles of equity.

6.04	Ownership of Shares.

(a)          Each Seller holds of record, owns beneficially and has good title to such Seller’s Shares as set forth opposite such Seller’s name in Column 1 of Schedule 2.03 hereto, free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws and restrictions which will be terminated in connection with the Closing), and such Shares set forth opposite such Seller name in Column 1 of Schedule 2.03 constitute all of the Shares owned beneficially or held of record by such Seller. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares being sold by the Sellers, free and clear of all Liens.

(b)          Immediately prior to the Closing, each Management Option Holder held of record, owned beneficially and had good title to the Stock Options as set forth in Column 2 of Schedule 2.01 hereto, free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws and restrictions which will be terminated in connection with the Closing), and such Stock Options constituted all of the Stock Options owned beneficially or held of record by such Management Option Holder.

(c)          The Stock Option Cancellation Agreements are legal, valid and binding obligations of the Seller Parties party thereto, enforceable against such Seller Parties in accordance with their terms. No Management Option Holder has any rights with respect to Stock Options or to the capital stock of the Company or the Company Subsidiaries other than as expressly set forth in such holders' respective Stock Option Cancellation Agreements.

6.05       Noncontravention. Except for (a) compliance with any applicable requirements of the HSR Act, and (b) notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company and/or any of the Company Subsidiaries in connection with Indebtedness of the Company and/or any of the Company Subsidiaries to be paid and discharged at Closing pursuant to Section 3.02, neither the execution, delivery or performance by such Seller Party of this Agreement or any other Transaction Document to which such Seller Party is a party, nor the consummation by such Seller Party of the transactions contemplated hereby or thereby, nor compliance by such Seller Party with any of the provisions hereof or thereof, nor the sale of the Shares by the Sellers to the Purchaser will (i) in the case of each of Endeavour Capital and Endeavour Associates only, violate, or result in the violation of, its Organizational Documents or any resolutions adopted by its stockholders, board of directors or other governing body, (ii) violate any Law, writ, injunction or decree of any Authority, in each case applicable to such Seller Party or such Seller Party’s assets or properties or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Seller Party pursuant to, any instrument or agreement to which such Seller Party is a party or by which such Seller Party or such Seller Party’s properties may be bound or affected, except (in the case of clauses (ii) and (iii)) where the violation, conflict, breach or default would not have a material adverse effect on the ability of such Seller Party to consummate the transactions contemplated by this Agreement.

6.06       Litigation. To the extent that it would impair his, her or its ability to perform hereunder, no claim, arbitration, suit, action, proceeding or civil or criminal investigation is pending against such Seller Party before any federal, state or municipal court, arbitrator or administrative, governmental or nongovernmental department or regulatory authority or body, bureau or agency. There is no Claim pending or, to the Knowledge of such Seller Party, threatened against such Seller Party before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by the Seller Parties pursuant to this Agreement or in connection with the transactions contemplated hereby.

6.07       Governmental Approvals. Except for compliance with any applicable requirements of the HSR Act and except as set forth in Schedule 6.07 hereto (all of which permits, authorizations, consents or approvals have been obtained on or prior to the Closing), no filing by such Seller Party with, and no permit, authorization, consent or approval, in each case, of or with respect to such Seller Party, of any Authority is necessary for the consummation by such Seller Party of the transactions contemplated hereby.

ARTICLE VII.

CONDITIONS TO CLOSING

7.01       Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent:

(a)          The representations and warranties of the Company and each Seller Party set forth in Article IV and Article VI shall have been true and correct in all material respects as of the Closing Date and the Company and each Seller Party shall have performed and complied in all material respects with all of the other agreements, covenants and obligations required under this Agreement to be performed or complied with by such Person prior to or at the Closing.

(b)          All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)          There shall be in force no injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(d)          The Company shall have delivered to the Purchaser such resignations of the officers and directors of the Company and the Company Subsidiaries as the Purchaser may request.

(e)          The relevant parties to each of the Transaction Documents (other than the Purchaser or any of its Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such Transaction Documents by the Purchaser or any of its Affiliates), such Transaction Documents shall be in full force and effect.

(f)           All of the Required Consents shall have been obtained and shall be in form and substance reasonably satisfactory to the Purchaser.

(g)          Sellers shall provide, at Sellers’ cost, an ALTA Owner’s Title Insurance Policy 1992 Form (the “Portland Title Policy”) for the Owned Real Property located in Portland, Oregon (the “Portland Owned Real Property”), or an irrevocable commitment to issue such policy, from Chicago Title Insurance Company (the “Title Company”), insuring Market Transport, Ltd.’s fee simple title to the Portland Owned Real Property as of the Closing Date in the form of, and subject only to the exceptions set forth in, the proforma title policy attached to this Agreement as Schedule 7.01(a) (the “Portland Property Proforma Title Policy”) and with coverage in the amount of $[***]. The Company shall provide the Title Company with an owner’s affidavit (“Owner’s Affidavit”) and gap indemnity (“Gap Indemnity”) from an officer of the Company, as required for the Title Company to issue the Title Policy.

(h)          The Seller Parties and the Company shall have delivered to the Purchaser such other documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement, including, without limitation, the Shares and appropriate stock powers.

(i)           The Seller Parties and the Company shall have delivered to the Purchaser the executed Stock Option Cancellation Agreements of the Other Option Holders and the Management Option Holders.

(j)           The Company and the Company Subsidiaries shall have delivered to the Purchaser, dated as of the Closing Date and addressed to the Purchaser, all in form and substance reasonably satisfactory to the Purchaser and its counsel (i) an opinion of Tonkon Torp, LLP, legal counsel to the Company and the Company Subsidiaries, (ii) an opinion of legal counsel to Endeavour Capital and Endeavour Associates, (iii) an opinion of legal counsel to Columbia Holdings LLC and (iv) an opinion of Schwabe, Williamson & Wyatt, legal counsel to each of P. Brian Fitzgerald, Charles F. Hornecker, Don Farthing and Gary Wilson.

(k)          At or prior to the Closing, the Company shall deliver to the Purchaser the payoff letters pursuant to Section 3.02 hereof.

(l)           At or prior to the Closing, each Seller shall deliver to the Purchaser a certificate in the form of U.S. Treasury Regulations §1.1445-2(b)(2)(iv)(A) or (B), as the case may be.

(m)         Purchaser shall have reached mutually satisfactory arrangements with Key Managers concerning continued employment after the Closing.

(n)          Purchaser shall have received (i) non-competition agreements and non-solicitation agreements from each of [***], and (ii) non-solicitation agreements from each of [***] (collectively, the "Noncompetition Agreements").

(o)          Purchaser shall have received evidence reasonably satisfactory to it that the following agreements of the Company have been terminated in connection with the Closing: (i) the Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***]; (ii) the Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***]; and (iii) the Letter Agreement dated July 19, 2002 between Market Transport, Ltd. and [***].

(p)          Purchaser shall have received evidence reasonably satisfactory to Purchaser that the amount of the Company’s Cash is sufficient to cover outstanding and/or unprocessed checks.

(q)          Purchaser shall have received a certificate, dated as of the Closing Date, signed by the Secretary of the Company or the applicable Company Subsidiary: (i) attaching

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copies of the Organizational Documents, and any amendments thereto, of the Company and each of the Company Subsidiaries; (ii) attaching resolutions of the board of directors and shareholders of the Company authorizing this Agreement, as well as all agreements, instruments and documents ancillary thereto, and the transactions contemplated hereby and thereby; (iii) attaching certificates of good standing as of a recent date of each of the Company and the Company Subsidiaries from their respective states of incorporation; and (iv) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company.

(r)           All shares of Series A Preferred Stock shall have been converted into shares of Common Stock in connection with the Closing.

(s)           a consolidated balance sheet of the Company, prepared as of [***], and certified by the Chief Financial Officer of the Company (the “Closing Date Balance Sheet”), which presents fairly, in all material respects, the financial condition of the Company on such date in conformity with GAAP, except that it does not contain the footnotes required by GAAP and it does not contain intangible asset allocations or deferred tax entries.

(t)           Each of Peter W. Stott and the Peter W. Stott Qualified Disposition Trust shall have delivered to the Purchaser an executed guarantee in the form attached hereto as Exhibit D-1 and D-2, respectively (the “Guarantees”).

(u)          The consummation of the transactions contemplated by this Agreement and under the other Transaction Documents shall be legally permitted by all laws and regulations to which the Purchaser, the Company or any Company Subsidiaries is subject.

7.02       Conditions to Obligations of the Seller Parties and the Company. The obligations of the Seller Parties and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent:

(a)          The representations and warranties of the Purchaser set forth in this Agreement and the Transaction Documents shall have been true and correct in all material respects as of the Closing Date and Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by them prior to or at the Closing.

(b)          All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)          There shall be in force no injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(d)          The relevant parties to each of the Transaction Documents (other than the Company, any of the Company Subsidiaries or the Sellers or any of their Affiliates) shall have entered into such Transaction Documents and (but for execution and/or delivery of such

* Confidential Treatment Requested	-34-

Transaction Documents by the Company, any of the Company Subsidiaries or the Sellers or any of their Affiliates), such Transaction Documents shall be in full force and effect.

(e)          The Purchaser shall have delivered to the Seller Representative such other documents as the Seller Representative may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

(f)	[***]

(g)          The consummation of the transactions contemplated by this Agreement and under the other Transaction Documents shall be legally permitted by all laws and regulations to which the Purchaser, the Company or any Company Subsidiaries is subject.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.01       Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

8.02       Publicity; Confidentiality. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Purchaser and the Seller Representative and the Company (which, after the Closing, shall not be unreasonably withheld, conditioned or delayed). The Purchaser and the Seller Representative agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. Whenever practicable, the Purchaser and the Seller Representative shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 8.02 shall prevent any party from (a) at any time furnishing any information to any Authority or from making any filings or disclosures required under the Securities Act or the Securities Exchange Act, or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed, (b) placing (or permitting such party’s representatives to place) a “tombstone” advertisement in any publication or in any marketing or promotional materials, reasonably acceptable to the other parties, or (c) furnishing any information concerning the transactions contemplated hereby to such party’s officers, directors, shareholders, partners, Affiliates or representatives. For purposes of the foregoing clauses (b) and (c), Endeavour Capital, Endeavour Associates and their respective Affiliates and representatives shall be entitled to use the Company’s logo in connection with any such advertisement, marketing, promotional materials or other communications. Other than as expressly permitted herein, without the prior written consent of Purchaser, the Seller Parties agree not to disclose any material, nonpublic information about the Company or any material, nonpublic information which they may learn about Purchaser, its Affiliates or its business operations, or use any such information for any purpose other than completing the transactions contemplated by this Agreement. The provisions of this Section 8.02 shall continue indefinitely and survive the Closing or any termination of this Agreement.

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8.03       Business Records. The Purchaser acknowledges that the business records of the Company and each of the Company Subsidiaries relating to their respective operations prior to Closing will be acquired by the Purchaser in connection with the consummation of the transactions contemplated hereby, and that the Seller Representative, as agent for the Seller Parties, may from time to time require access to or copies of such records. The Purchaser agrees that upon reasonable prior notice from any Seller, it will, during normal business hours, provide or cause to be provided to such Seller access to or copies of such records. The Purchaser agrees that it will not (and will cause each of its Affiliates, including the Company and its Subsidiaries not to), within six years after the Closing Date, destroy any material business records of the Company or any of the Company Subsidiaries prepared prior to the Closing without first notifying the Seller Representative and affording the Seller Representative the opportunity to remove or copy such records. For purposes of the preceding sentence, any notice from the Purchaser delivered in accordance with this Section 8.03 shall be deemed to be adequate notice if not responded to in writing by the Seller Representative within 90 days.

8.04	Tax Covenants.
	(a)	[***]
	(b)	[***]
	(c)	[***]
	(d)	[***]
	(e)	[***]
	(f)	Post-Closing Audits.

(i)           Purchaser shall notify the Seller Representative in writing within 30 days after receipt by Purchaser, the Company or any Company Subsidiary of any official written inquiry, examination, audit or proceeding (“Audit”) regarding any Tax return or period with respect to which the Sellers may have additional Tax liability. In such an event, the Seller Representative shall have the right to exercise, on behalf of the Sellers and at the expense of the Sellers, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Taxable Period that ends on or before the Closing Date to the extent such issue relates to the Sellers additional Tax liability. The Purchaser shall cooperate with the Seller Representative, as reasonably requested by the Seller Representative, in any such Audit.

(ii)          The Purchaser shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Tax return other than as described in Section 8.04(f)(i) above (including the right to settle or otherwise terminate any contest with respect thereto); provided, however, that in the case of any Tax return for a period beginning before the Closing Date, Purchaser shall settle any issue only with the prior consent of the Seller Representative (which consent will not be unreasonably withheld) if such settlement could result in a required indemnification payment by the Seller Parties under Article IX.

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(g)          Neither the Purchaser nor any of its Affiliates shall make an election under §338 of the Internal Revenue Code with respect to the transactions contemplated hereby. The Sellers shall have no liability with respect to any Taxes resulting by reason of any election made or deemed to be made by the Purchaser or any of its Affiliates subsequent to the Closing, whether express or implied, under §338 of the Internal Revenue Code.

(h)          The Sellers shall be liable for and shall pay in accordance with the applicable Law (and shall indemnify and hold harmless Purchaser and its Affiliates from and against all Damages relating to) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any taxing authority in connection with the transactions contemplated by this Agreement.

8.05       Investigation; No Reliance by Purchaser. The Purchaser acknowledges that it and its representatives have undertaken an independent investigation and verification of the business, assets, operations, financial condition and prospects of the Company and the Company Subsidiaries. In connection with such investigation, the Purchaser and its representatives have received from or on behalf of the Sellers and/or the Company and the Company Subsidiaries certain financial estimates, forecasts, plans and financial projections (“Forward-Looking Statements”), and the Purchaser acknowledges that (a) there are uncertainties inherent in making Forward-Looking Statements and (b) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). None of the Seller Parties, the Company nor any other Person will have or be subject to any liability to the Purchaser, or any other Person resulting from the distribution to the Purchaser, or its use of, Forward-Looking Statements.

8.06	Exculpation and Indemnification of Directors and Officers; Insurance.

(a)          For a period of [***] years after the Closing Date, the Purchaser shall not permit the Company or any of the Company Subsidiaries to amend, repeal or modify any provision in its Organizational Documents relating to exculpation or indemnification of former officers and directors holding office prior to the Closing Date (unless required by Law), it being the intent of the parties that the officers and directors of the Company and each Company Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the greatest extent permitted under the Laws of the jurisdictions of incorporation or organization of the Company and the Company Subsidiaries.

(b)          For a period of [***] years after the Closing Date, the Purchaser shall procure or cause to be procured the provision of officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Closing Date covering each Person currently covered by the Company’s directors and officers liability insurance policy on terms with respect to coverage and in amounts not materially less favorable than those of such policy in effect on the date hereof; provided, however, that the Purchaser may fulfill its obligations under this Section 8.06(b) by purchasing an extended reporting period endorsement or “tail” policy under the Company’s existing directors’ and officers’ liability insurance policy in an amount and scope

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at least as favorable to such persons as the Company’s existing coverage for seven years following the Closing Date.

(c)          Effective at the Closing, each Person who will continue as a director or officer of the Company or any Company Subsidiary will be covered by the officers and directors liability insurance policy applicable to subsidiaries of UTi Worldwide Inc. as in effect from time to time.

(d)          The obligations of the Purchaser under this Section 8.06 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 8.06 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 8.06 applies shall be a third party beneficiary of this Section 8.06).

8.07       Limitation of Representations and Warranties. Except for the representations and warranties set forth in Article IV and Article VI (including the Schedules) or expressly set forth elsewhere in this Agreement or the Transaction Documents or the certificates or instruments delivered hereunder or thereunder, the Company and the Seller Parties are not making any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, the Company, the Company Subsidiaries or the business, assets or liabilities of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by the Company in Article IV or otherwise, the Company makes no representation or warranty to Purchaser with respect to any projections, estimates, plans or budgets delivered to or made available to Purchaser of future revenues, expenses or expenditures or future results of operations or performance of the Company, the Company Subsidiaries or their businesses, or any information or documents (financial or otherwise) from third parties made available to Purchaser or its counsel, accountants or advisers with respect to the Company, the Company Subsidiaries or their businesses. PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT NONE OF THE COMPANY OR THE SELLER PARTIES HAS MADE, AND THE COMPANY AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE COMPANY AND SELLER PARTIES AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY OR SELLER PARTIES, EXCEPT AS STATED IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR THE CERTIFICATES OR INSTRUMENTS DELIVERED HEREUNDER OR THEREUNDER. WITHOUT LIMITING THE FOREGOING, NEITHER THE COMPANY NOR SELLER PARTIES ARE MAKING ANY REPRESENTATION OR WARRANTY TO PURCHASER WITH RESPECT TO THE INFORMATION SET FORTH IN ANY CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION DELIVERED TO PURCHASER OR ITS REPRESENTATIVES.

8.08       Release of Claims. Each of the Seller Parties releases and forever discharges the Company and its officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever, in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events prior to the Closing, including, without limitation, any claims with respect to the Shares or Stock Options. Notwithstanding the foregoing, nothing in this Section 8.08 shall be deemed to be a waiver or release by any Seller Party who is an employee of the Company of any rights accrued for the reimbursement of properly accrued, unpaid business expenses, under COBRA or under any employee benefit or insurance plan, policy or program of the Company, including workers compensation (other than with respect to the Shares or Stock Options or Stock Option Cancellation Agreements); provided, however, that to their knowledge, such Seller Party has not sustained any injury or illness that would give rise to a workers compensation claim. Nothing herein shall deprive any Seller Party of the right to pursue any remedy or otherwise to assert any claim arising out of this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

8.09       Withholding Obligations. The Company, the Purchaser and the Seller Representative shall deduct and withhold from any consideration payable pursuant to this Agreement to any Management Option Holder or Other Option Holder such amounts as they are required to deduct and withhold with respect to the making of such payments under the Internal Revenue Code. All amounts that are so withheld shall be paid over to the appropriate taxing authority only by the Company.

8.10       Guarantees. Each of the Guarantors, pursuant to the Guarantees, shall irrevocably and unconditionally guarantee the due and punctual payment and fulfillment to and in favor of the Purchaser of all debts, liabilities and obligations, direct or indirect, absolute or contingent, of Columbia Holdings LLC to the Purchaser arising pursuant to, or in respect of, this Agreement, the Transaction Documents and the transactions contemplated hereby or thereby.

ARTICLE IX.

REMEDIES FOR BREACH OF THIS AGREEMENT

9.01       Survival. The representations, warranties, covenants, indemnities and obligations contained in this Agreement will be deemed and construed to be continuing representations, warranties, covenants, indemnities and obligations and shall survive the Closing; provided, however, that the representations, warranties, covenants, indemnities and obligations of all parties to this Agreement shall, except as set forth in the remainder of this Section 9.01, expire and be of no further force and effect on the date which is [***] after the Closing Date; provided, further, that (a) the representations, warranties, covenants and indemnities of (x) the Purchaser set forth in Section 5.02 (Authority; Enforceability), (y) the Company set forth in Section 4.01(a) (Organization), Section 4.02 (Enforceability), Section 4.03 (Capitalization of Company and Company Subsidiaries), Section 4.04(a) (Subsidiaries), Section 4.09 (Environmental Compliance), Section 4.14 (Employee Benefits Matters) (except Sections 4.14(h)(iv) and (k)) and Section 4.16 (Taxes) (collectively, “Company Special Representations”) and (z) the Seller Parties set forth in Section 6.01 (Organization and Standing), Section 6.02 (Authority; Authorization; Capacity), Section 6.03 (Enforceability), and Section 6.04 (Ownership of Shares)

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(collectively “Seller Special Representations”) shall survive, in the case of Section 4.01(a) (Organization), Section 4.03 (Capitalization of Company and Company Subsidiaries), Section 6.04 (Ownership of Shares), indefinitely, and in the case of the remaining Company Special Representations and Seller Special Representations, for the applicable statutory limitations period and (b) the other provisions in this Agreement in which a time period is specified shall survive for the period specified therein.

9.02	Indemnification.

(a)          Subject to the terms and conditions set forth herein, from and after the Closing, each of the Seller Parties, severally as to itself, himself or herself only and not jointly as to or with any other Seller Party, shall indemnify and hold harmless the Purchaser Indemnitees from and against their respective Allocated Proportionate Share of any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or in connection with (i) the breach by the Company of any of the representations and warranties made by the Company in this Agreement or the Transaction Documents or in any certificate delivered by the Company in connection with this Agreement or (ii) the breach by the Company of any of its covenants contained in this Agreement or the Transaction Documents which are to be performed prior to the Closing, (iii) any of the matters set forth in Item 1 of Schedule 9.02(a) (the “Pierce Claim”), (iv) any of the matters set forth in Item 2 of Schedule 9.02(a) (the “Survey Claim”), (v) any of the matters covered by the indemnity in the Owner’s Affidavit and Gap Indemnity, and (vi) the removal, remediation, treatment, transport or other handling of any Hazardous Substances identified as requiring additional investigation or remediation in the “conclusions” section of the Phase II Environmental Assessment Report, prepared by MFG, Inc. for the commercial property located at 110 Marine Drive, Portland, Oregon (the “Portland Environmental Claim”), or the Limited Phase II Environmental Assessment Report, prepared by MFG, Inc. for commercial property located at 3665 West Broadway, Missoula, Montana (the “Montana Environmental Claim” together with the Portland Environmental Claims the “Environmental Indemnity Claims”); provided, however, with respect to the Survey Claim, the Purchaser Indemnitees shall only be indemnified if after receiving a current correct survey of the Portland Owned Real Property revealing defects and then only for those out-of-pocket costs incurred by such Purchaser Indemnitees to rectify those defects and the amount, if any, by which the defects reduce the value of the Portland Owned Real Property below the policy amount of the Portland Title Policy.

(b)          Subject to the terms and conditions set forth herein, from and after the Closing, each of the Seller Parties, severally as to itself, himself or herself only and not jointly as to or with any other Seller Party, shall indemnify and hold harmless the Purchaser Indemnitees from and against their respective Allocated Proportionate Share of any Damages which any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or in connection with the breach by such Seller Party of (i) any of the representations and warranties made by such Seller Party in this Agreement or the Transaction Documents, (ii) any of its, his or her covenants contained in this Agreement or the Transaction Documents or (iii) [***].

(c)          Subject to the terms and conditions set forth herein, from and after the Closing, the Purchaser and the Company, jointly and severally, shall indemnify and hold harmless the Seller Indemnitees from and against all Damages which any such Seller Indemnitee

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may suffer, sustain or become subject to, as a result of or in connection with (i) the breach by the Purchaser of its representations and warranties or its covenants contained in this Agreement, the Transaction Documents or in any certificate delivered by the Purchaser in connection with this Agreement or (ii) the breach by the Company of any of its covenants contained in this Agreement which are to be performed after the Closing.

9.03	Third Party Claims.

(a)          In the event that any Purchaser Indemnitee desires to make a claim against the Seller Parties or any Seller Indemnitee desires to make a claim against the Purchaser or the Company (such Purchaser Indemnitee or Seller Indemnitee an “Indemnified Party”) under Section 9.02 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly notify in writing (i) in the case of a claim under Section 9.02(a), the Seller Representative, (ii) in the case of a claim under Section 9.02(b), the relevant Seller or (iii) in the case of a claim under Section 9.02(c), the Purchaser (in each case, an “Indemnifying Party”) of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto, provided, however, that the failure to so promptly notify shall not relieve the Indemnifying Party(ies) of their obligations hereunder, except to the extent that the Indemnifying Party(ies) are materially prejudiced by such failure. The Indemnifying Party(ies) shall have 30 days after receipt of such notice to notify such Indemnified Party if the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) have elected to assume the defense of such Third Party Claim. If the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) elect to assume the defense of such Third Party Claim, such Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) shall be entitled at their own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing on behalf of the applicable Indemnified Party. If the Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) fail to notify the Indemnified Party, within 30 days after receipt of notice of a Third Party Claim that the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) have elected to assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party(ies), provided, however, that the Indemnified Party may not compromise or settle any Third Party Claim unless at least thirty days’ prior written notice is provided to the Indemnifying Party.

(b)          Any compromise, settlement or offer of settlement of any Third Party Claim shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless such consent is obtained, the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) shall continue the defense of such claim; provided, however, that if any Indemnified Party refuses its consent to a bona fide offer of settlement that the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) wish to accept and that involves no payment of money by such Indemnified Party, and further involves no limitation on the future operation of the business, assets or property of the Company or any of the Company Subsidiaries, and that releases such Indemnified Party from all liability in connection with such claim, the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) may reassign the defense of such claim to such Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party(ies) (and, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties), at the sole cost and expense of such Indemnified Party. In such event, the obligation of the applicable Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) with respect thereto shall not exceed the amount of the offer of settlement that such Indemnified Party refused to accept plus the costs and expenses of such Indemnified Party prior to the date such Indemnifying Party(ies) (or, in the case of a claim under Section 9.02(a), the Seller Representative on behalf of the Seller Parties) notified such Purchaser Indemnitee of the offer of settlement.

(c)          If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

9.04	Limitations on Indemnification.
(a) Thresholds. Subject to Sections 9.04(b)-(k):

(i)           No claim for indemnification under Section 9.02(a)(i) (Company breach of a representation or warranty), Section 9.02(a)(ii) (Company breach of a covenant), Section 9.02(b)(i) (Seller Party breach of representation or warranty) or Section 9.02(b)(ii) (Seller Party breach of a covenant) shall be made by any Purchaser Indemnitee with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances, unless and until the amount of such Damages suffered by the Company and/or the Purchaser Indemnitee exceeds $[***], at which point a claim can be made for the entire amount of such Damages; and

(ii)          No claim for indemnification under Section 9.02(a)(i) (Company breach of a representation or warranty), Section 9.02(a)(ii) (Company breach of a covenant), Section 9.02(b)(i) (Seller Party breach of representation or warranty) or Section 9.02(b)(ii) (Seller Party breach of a covenant) shall be made by any Purchaser Indemnitee unless and until the aggregate amount of all Damages for which Purchaser Indemnitees are otherwise entitled under this Article IX exceeds $[***].

(b)          Caps. Subject to Sections 9.04(c)-(k), and except as provided below in this subsection, the aggregate amount of all Damages payable by the Seller Parties with respect to all claims for indemnification shall not exceed the Escrow Amount, and the aggregate amount of all Damages payable by any Seller Party with respect to all claims for indemnification hereunder shall not exceed an amount equal to such Seller Parties’ Allocated Proportionate Share of the Escrow Amount; provided, however, the aggregate amount of all Damages for Survey

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Claims payable by the Seller Parties with respect to all claims for indemnification with respect to the Survey Claim shall not exceed the policy amount of the Portland Title Policy, and the aggregate amount of all Damages for Survey Claims payable by any Seller Party with respect to all claims for indemnification with respect to the Survey Claim shall not exceed an amount equal to such Seller Parties’ Allocated Proportionate Share of the policy amount of the Portland Title Policy.

(c)          Company Special Representations. Subject to Sections 9.04(e)-(k), (i) the limits set forth in Sections 9.04(a) and (b) shall not be applicable to Company Special Representations and (ii) subject to the last sentence of Section 9.07 hereof, the maximum amount of Damages payable by the Seller Parties hereunder with respect to Company Special Representations shall not exceed the Aggregate Purchase Price less any amount previously paid or to be paid pursuant to Section 9.02, and the maximum liability of any Seller Party with respect to such Damages shall be the lesser of (x) such Seller Parties’ Allocated Proportionate Share of such Damages and (y) that Seller Party’s Allocated Proportionate Share of the Aggregate Purchase Price, less in each case any amount previously paid or to be paid by such Seller Party pursuant to Section 9.02.

(d)          Seller Special Representations. Subject to Sections 9.04(e)-(k), (i) the limits set forth in Sections 9.04(a) and (b) shall not be applicable to Seller Special Representations and (ii) subject to the last sentence of Section 9.07 hereof, the maximum amount of Damages payable by any Seller Party arising from any breach by such Seller of such Seller’s Seller Special Representations, shall be that portion of the Seller Purchase Price received by such Seller Party, less any amount previously paid or to be paid by such Seller Party pursuant to Section 9.02.

(e)          Acknowledgment Regarding Seller Representations. The parties acknowledge that the representations and warranties contained in Article VI and the covenants made by each Seller Party in this Agreement are made severally by each Seller Party as to itself, himself or herself only, and any Seller Party who has breached any such representation, warranty or covenant as to itself, himself or herself (but only such Seller) shall be liable with respect to all Damages arising from the breach thereof.

(f)           Maximum Seller Party Liability. Subject to the last sentence of Section 9.07 hereof and notwithstanding any provision of this Agreement to the contrary, in no event shall any Seller Party be liable for Damages in an aggregate amount which exceeds that Seller Party’s Allocated Proportionate Share of the Aggregate Purchase Price.

(g)          Time Limit. Subject to the last sentence of Section 9.07 hereof, no Person shall be liable for any claim for indemnification hereunder unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the applicable Survival Date (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Article IX regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.

(h)          Closing Net Working Capital. Notwithstanding any provision of this Agreement to the contrary, the Purchaser Indemnitees shall not be entitled to indemnification hereunder for any Damages arising from a breach of any representation or warranty of the Company under Article IV hereof, and the amount of any Damages incurred in respect of any such breach shall not be included in the calculation of aggregate Damages subject to the Aggregate Deductible, to the extent that the amount of any liability arising as a result of such breach is taken into account as a current liability, or reserved or accrued, for purposes of determining the Closing Net Working Capital and such amount is included in the calculation of Final Aggregate Purchase Price. Notwithstanding any provision of this Agreement to the contrary, any indemnity to Purchaser arising from a breach of Section 3.04(c)(iii) shall not be subject to the limits set forth in Sections 9.04(a) and (b).

(i)           Insurance and Tax Benefits. The amount of any Damages subject to indemnification by the Seller Parties hereunder shall be calculated (i) net of any amounts which are actually received by the Purchaser, the Company or any of their respective subsidiaries (collectively, the “Purchaser Group”) under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside this Agreement and in existence on the date hereof), and (ii) net of any Tax refunds actually realized by the Purchaser Group as a result of the incurrence or payment of any such Damages.

(j)           Mitigation. Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages. In addition, no Purchaser Indemnitee shall be entitled to indemnification hereunder unless Purchaser and its Affiliates shall have used their commercially reasonable efforts to mitigate any Damages relating to the claims for which Purchaser is seeking indemnification, including, but not limited to, efforts to recover under insurance policies, from collateral sources, and from contractual indemnities of any Person which are contained outside this Agreement and in existence on the date hereof; provided, further, as clarification and not as a limitation, the Purchaser covenants and agrees to (i) make or cause to be made claims under insurance policies of the Purchaser Group for Damages with respect to the Pierce Claim and for other claims which it reasonably believes are covered under such insurance policies, (ii) agrees to promptly seek any Tax refunds that may be available as a result and in an effort to mitigate such Damages, (iii) agrees to make claims under contractual indemnities of any Person which are contained outside this Agreement and in existence on the date hereof for Damages which it reasonably believes are covered by such contractual indemnities, and (iv) promptly following the date hereof, apply for acceptance into the Montana Petroleum Tank Release Cleanup Fund with respect to the Montana Environmental Claim. No Purchaser Indemnitee shall be entitled to indemnity for Damages with respect to (i) the Pierce Claim unless and until the Purchaser has been denied in writing recovery of such Damages from the Company’s insurance company defending the Company and/or any Company Subsidiary in such claim; and (ii) the Montana Environmental Claim unless and until the Purchaser uses its commercially reasonable efforts to have the Montana Environmental Claim accepted into the Montana Petroleum Tank Release Cleanup Fund. The reasonable out-of-pocket costs of such efforts shall be considered a part of the Purchaser’s Damages.

(k)          No Special Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, and except as set forth in the last sentence of Section 9.07 hereof, with respect to fraud and willful breach, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation shall not limit the Seller Parties’ right to recover contract damages in connection with Purchaser’s failure to close in violation of this Agreement).

(l)           Treatment of Indemnification Payments. Except as set forth in the last sentence of Section 9.07 hereof with respect to fraud and willful breach, any indemnification payments made by the Purchaser, the Company or any of the Seller Parties pursuant to this Article IX shall be treated by all parties as an adjustment to the Aggregate Purchase Price hereunder.

(m)         Inspection. Until the release of the Environmental Holdback Funds from the Environmental Holdback Sub-Account, the Seller Representative may, at the expense of the Seller Parties, upon reasonable notice to Purchaser, inspect the Portland, Oregon and Missoula, Montana commercial properties, inspect any and all reports and data related to the Environmental Indemnity Claims, discuss any matter related to any indemnified claim with any environmental professional retained by Purchaser, the Company or any Company Subsidiary, or conduct any environmental assessments or tests reasonably related to any Environmental Indemnity Claim.

(n)          Remediation. Prior to incurring any expense or taking any action with respect to the Environmental Claims that involves an expenditure individually more than $[***] or in the aggregate greater than $[***] for which a Purchaser Indemnitee is or may be entitled to indemnity under this Section 9 for Damages, Purchaser will provide prior notice of such proposed action to the Seller Representative, and the Seller Representative will have 5 days thereafter to refer to the Purchaser one or more qualified firms for the Purchaser to consider retaining in connection with such remediation. Notwithstanding the prior sentence, the Purchaser shall not be obligated to select such firms if, in Purchaser’s reasonable judgment, it determines that such firm is not qualified or otherwise the best firm suited for the work.

9.05       Escrow. Notwithstanding anything herein to the contrary, but recognizing the duty to mitigate damages under Section 9.04(j) above,

(a)          with respect to Company Special Representations and the Seller Special Representations, the Purchaser Indemnitees shall first exhaust the Indemnification Escrow Funds or a breaching Seller Party’s portion of the Indemnification Escrow Funds (based on such Seller Party’s Allocated Proportionate Share thereof), as applicable, before proceeding to make an indemnification claim against the Seller Parties, severally, or such breaching Seller Party, as applicable,

(b)          except with respect to Company Special Representations, Seller Special Representations, the Environmental Indemnity Claims, the Pierce Claim and [***] and except as set forth in the last sentence of Section 9.07 hereof, the Purchaser Indemnitees shall have

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recourse only against the undisbursed Indemnification Escrow Funds with respect to any Damages, in accordance with the terms of the Escrow Agreement,

(c)          with respect to [***], the Pierce Claim or as set forth in the last sentence of Section 9.07 hereof, the Purchaser Indemnitees shall, in their sole discretion, be entitled to make a claim against the Indemnification Escrow Funds or against the Seller Parties, severally, or breaching Seller Party, as applicable,

(d)          with respect to the Environmental Indemnity Claims, the Purchaser Indemnitee shall first exhaust the Environmental Holdback Funds before proceeding to make an indemnification claim against the Indemnification Escrow Funds, then exhaust the Indemnification Escrow Funds, before proceeding to make an indemnification claim against the Seller Parties, severally.

9.06       Other Limitations. Notwithstanding any of the foregoing and except as set forth in the last sentence of Section 9.07 hereof, (i) Purchaser shall have no recourse against the Company’s officers, directors or agents other than in their capacities as Seller Parties otherwise entitled to receive distributions from the Escrow Funds under the Escrow Agreement, and (ii) indemnification owing from any Seller Party who is or was an officer or director of the Company shall not be deemed for any purpose to be a claim covered by indemnification owing to such by the Company under any Law, by-law or agreement whatsoever.

9.07       Limitation of Remedies. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX and, subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, the Purchaser and the Company hereby waive and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise. Except as provided by this Article IX, no claim, action or remedy shall be brought or maintained subsequent to the Closing Date by the Purchaser or the Company or their respective Affiliates, successors or permitted assigns against the Seller Parties, and no recourse shall be brought or granted against the Seller Parties, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of the Seller Parties set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any such claim or action, or the granting of any such remedy, to the extent that the same shall have been the result of fraud or willful breach by any such Person (and in the event of fraud or willful breach, recourse shall only extend to those Persons committing fraud or willful breach).

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ARTICLE X.

MATTERS RELATING TO SELLER REPRESENTATIVE

10.01     Appointment of Seller Representative. Each Seller Party does hereby irrevocably appoint Endeavour Capital as its, his or her true and lawful attorney in fact and agent (the “Seller Representative”), with full power of substitution or resubstitution, to act on behalf of such Seller Party with respect to the transfer of the Shares owned by such Seller to the Purchaser and the cancellation of the Stock Options (if any) held by such Seller Party in accordance with the terms and provisions of this Agreement, and to act on behalf of such Seller Party in any litigation or arbitration involving this Agreement (and, if applicable, the Stock Option Cancellation Agreement to which such Seller Party is a party) (other than any litigation or arbitration involving the indemnification obligation of such Seller under Section 9.02(b)), to do or refrain from doing all such further acts and things, and to execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including the power:

(a)          to act for such Seller Party with regard to matters pertaining to indemnification referred to in this Agreement (other than any indemnification obligation of such Seller under Section 9.02(b)), including the power to compromise any indemnity claim on behalf of such Seller Party and to transact matters of litigation, and to act for such Seller Party under the Escrow Agreement (other than with respect to indemnification obligations of such Seller under Section 9.02(b));

(b)          to execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(c)	to receive funds, make payments of funds, and give receipts for funds;

(d)          to receive funds for the payment of expenses of such Seller Party and apply such funds in payment for such expenses;

(e)          to do or refrain from doing any further act or deed on behalf of such Seller Party that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller Party could do if personally present; and

(f)           to receive service of process in connection with any claims under this Agreement.

The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and the Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein. Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative. All notices required to be made or delivered by the Purchaser to the Seller Parties described above in this Section 10.01shall be made to the Seller Representative for the benefit of such Seller Party and shall discharge in full all notice requirements of the Purchaser to such Seller Parties with respect thereto. The Seller Representative shall promptly provide the applicable Seller Parties with copies of all such notices. The Seller Parties hereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the representative of the Seller Parties hereunder. The Seller Representative shall act for the Seller Parties on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Seller Parties and consistent with the obligations of the Seller Parties under this Agreement, and shall consult with the Seller Parties on any material matters to the extent it deems such consultation feasible and appropriate, but the Seller Representative shall not be responsible to any Seller Party for any loss or damages which such Seller Party may suffer by the performance of the Seller Representative’s duties under this Agreement, other than loss or damages arising from willful violation of the Law or gross negligence in the performance of such duties under this Agreement. The Seller Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative.

10.02     Reliance by Seller Representative. The Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller Party, the Purchaser or the Company, or any other evidence reasonably deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by it. The Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Seller Party as it deems appropriate or it shall have been expressly indemnified to its satisfaction by the Seller Parties (severally as to each Seller Party only and not jointly as to or with any other Seller Party) according to their respective Allocated Proportionate Shares against any and all liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action. The Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Seller Parties whose aggregate Allocated Proportionate Share exceeds 50%, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all of the Seller Parties to the extent otherwise permitted hereunder.

10.03     Expenses of Seller Representative. The Seller Representative shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Seller Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses incurred by the Seller Representative shall be borne by the Seller Parties (severally as to each Seller Party only and not jointly as to or with any other Seller Party) according to their respective Allocated Proportionate Shares. In addition to the Seller Representative Administrative Cost Amount, each of the Seller Parties hereby authorizes the Seller Representative to apply proceeds otherwise distributable to such Seller Party pursuant to the Escrow Agreement to satisfy any of such Seller Parties’ obligations under this Section 10.03.

10.04     Indemnification. The Seller Parties hereby agree (severally as to each Seller Party only and not jointly as to or with any other Seller Party) to indemnify the Seller Representative (in its capacity as such) ratably according to their respective Allocated Proportionate Shares against, and to hold the Seller Representative (in its capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Seller Representative in such capacity in any way relating to or arising out of the Seller Representative’s action or failure to take action pursuant to this Agreement or the Escrow Agreement or in connection herewith in such capacity; provided, that no Seller Party shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Seller Representative or any violation by the Seller Representative of its obligations under this Agreement. Each of the Seller Parties hereby authorizes the Seller Representative to apply proceeds otherwise distributable to such Seller Party pursuant to the Escrow Agreement to satisfy any of such Seller Parties’ obligations under this Section 10.04.

10.05     Survival. The agreements in this Article X shall survive termination of this Agreement.

ARTICLE XI.

MISCELLANEOUS

11.01     Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile or electronic mail, as follows:

[***]

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five days after being mailed as described above (d) if sent by facsimile, when dispatched or (e) if sent by electronic mail, when dispatched provided that receipt is confirmed electronically.

11.02     Entire Agreement. This Agreement, the Transaction Documents and the Confidentiality Agreement dated September 19, 2005 executed by Roger MacFarlane as CEO of UTi Worldwide Inc. (the “Confidentiality Agreement”) constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, letters of intent, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto. The Purchaser agrees to be bound by the provisions of the Confidentiality Agreement to the same extent as UTi Worldwide Inc.

11.03     Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller Representative, the Company and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that in no event shall

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any amendment to this Agreement that would increase the liability or potential liability of any Seller hereunder or amend the provisions of Article X be effective as against such Seller without the written consent of such Seller to such amendment. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.04     Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that (i) the Purchaser and, after the Closing, the Company shall each have the right to assign any of its rights under this Agreement to any of its Affiliates and to any purchaser of a material portion of its assets, so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder and (ii) the Purchaser and, after the Closing, the Company may each assign its rights hereunder for collateral security purposes to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser Group in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

11.05     No Third Party Beneficiary. Except as provided in Section 8.06(b), nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Purchaser Indemnitees, the Seller Parties, the Seller Indemnitees or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

11.06     Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.07     Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that (i) the Company and the Company Subsidiaries have incurred certain of the costs and expenses of the Seller Parties in connection with this Agreement and the transactions contemplated hereby and (ii) such costs and expenses shall be included in the Company Transaction Expenses and shall be taken into account for purposes of determining the Aggregate Purchase Price payable at Closing pursuant to Section 3.03(b) (and shall be paid by the Company or the Company Subsidiaries, or by the Purchaser at Closing pursuant to Section 3.02). Except as provided in the preceding sentence, the Purchaser Group shall not have any liability for any such costs or expenses of the Seller Parties after the Closing. All filing fees in connection with the HSR Act filing shall be the responsibility of the Purchaser.

11.08     Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

11.09	Purchaser’s Review.

(a)          Purchaser has reviewed and has had access to all documents, records and information which it has desired to review, and has had the opportunity to ask questions, and have received sufficient answers, in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby. Nothing in this Section 11.09(a) or in Section 8.07 shall be deemed to limit the Company’s and the Seller Parties’ representations and warranties set forth in this Agreement, the Transaction Documents or the documents and certificates delivered herewith or thereunder.

(b)          Any and all duties and obligations which any party hereto may have to any other party hereto with respect to or in connection with the Shares, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any party hereto, nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever.

(c)          Nothing in this Section 11.09 shall be deemed to limit the Purchaser’s remedies as provided in the last sentence of Section 9.07 hereof with respect to fraud.

11.10     Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

11.11     Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections (§§), Exhibits and Schedules mean the Articles and Sections (§§) of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

11.12     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

11.13     Alternative Dispute Resolution. Purchaser, Company and the Seller Parties agree to the following as their sole and exclusive means of resolving any disputes arising from or in any way relating to this Agreement, except with regard to disputes regarding the determinations arising under Section 3.04(b), which shall be resolved under the dispute resolution provisions of such sections. For a period of 25 days after notice from either party, the parties shall attempt in good faith to resolve the dispute by direct negotiation. If the parties do not resolve the dispute within such 25-day period, either party may submit the matter to mediation with a professional mediation service selected by the parties. If the parties do not resolve the dispute through mediation within an additional 25-day period, either party may submit the dispute to binding arbitration with a professional arbitration service selected by the parties. If the parties do not otherwise agree on a mediation or arbitration service, such services shall be resolved through the AAA pursuant to its rules and procedures at their office in Portland, Oregon, or such other location as is mutually agreed to by Purchaser and the Seller Representative. The costs of mediation and arbitration, including the fees and expenses of the mediator and arbitrator, shall be paid equally by the parties unless the arbitration award provides otherwise. Each party shall bear the cost of preparing and presenting its case. The parties agree that the arbitrator shall have no power or authority to make any award that provides for punitive or exemplary damages. The arbitrator’s decision shall be final and binding. The award may be confirmed and enforced in any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Section 11.13 shall be construed to limit the rights and remedies of (a) Purchaser with respect to a breach by any Seller Party of any provision of the Noncompetition Agreements, (b) any party hereto from compelling specific performance of Section 3.04(b) or to enforce the determinations made pursuant to such Sections, or (c) limiting or preventing a party from seeking to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without the requirement of posting a bond or other security).

11.14     Fulfillment of Obligations. Any obligation of any party to this Agreement to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

11.15     Independent Counsel. Each Seller Party acknowledges that it has been advised of its rights to have this Agreement reviewed by its own counsel and the Company has afforded such Seller Party sufficient opportunity and time for its own counsel’s review.

SIGNATURES BEGIN ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:
UTi (U.S.) LOGISTICS HOLDINGS INC. By: /s/ Suellen Rowe Name: Suellen Rowe Title: Treasurer
COMPANY:
MARKET INDUSTRIES, LTD.
By: /s/ P. Brian Fitzgerald Name: P. Brian Fitzgerald Title: Chairman and Chief Executive Officer
SELLERS:
ENDEAVOUR CAPITAL FUND III, L.P. By: Endeavor Capital, LLC, its General Partner By: DVSM, LLC, Managing Member;
By: /s/ John von Schlegell Name: John von Schlegell Title: Principal
ENDEAVOUR ASSOCIATES FUND III, L.P. By: Endeavor Capital, LLC, its General Partner By: DVSM, LLC, Managing Member
By: /s/ John von Schlegell Name: John von Schlegell Title: Principal
/s/ P. Brian Fitzgerald P. BRIAN FITZGERALD

SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT

MANAGEMENT OPTION HOLDERS:

[***]

SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT

* Confidential Treatment Requested

GUARANTORS:
/s/ Peter W. Stott Peter W. Stott PETER W. STOTT QUALIFIED DISPOSITION TRUST By: U.S. Trust Company of Delaware, Trustee By:/s/ Cathleen McVeigh Its: Vice President

The undersigned hereby accepts its appointment as the Seller Representative hereunder.

ENDEAVOUR CAPITAL FUND III, L.P.
By: Endeavor Capital, LLC, its General Partner By: DVSM, LLC, Managing Member
By: /s/ John von Schlegell Name: John von Schlegell Title: Principal

SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT

COLUMBIA HOLDINGS LLC, a Delaware limited liability company
By: U.S. Trust Company of Delaware, Trustee of the Peter W. Stott Qualified Disposition Trust, its sole member
By:/s/ Cathleen McVeigh Its: Cathleen McVeigh Title: Vice President

SIGNATURE PAGE FOR THE STOCK PURCHASE AGREEMENT

EXHIBIT A

DEFINED TERMS

Defined Terms. In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“2005 Audited Financial Statements” means the audited consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows, as of and for the year ended December 31, 2005.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Allocated Proportionate Share” means for each Seller Party, an amount equal to a fraction (expressed as a percentage carried to four decimal points), the numerator of which is the total pro forma number of shares of Common Stock held or which would have been held by such Seller Party immediately prior to the Closing (including, if applicable to such Seller Party, (a) the shares of Common Stock owned by such Seller as a result of conversion of such Seller’s Series A Preferred Stock and (b) the shares of Common Stock that would have been owned by such Seller Party as a result of the exercise of Stock Options being cancelled pursuant to the Stock Option Cancellation Agreements, including the conversion of Series B Preferred Stock into Common Stock following such exercise), and the denominator of which is the sum of the aggregate number of shares of all of the Seller Parties immediately prior to the Closing (including all of the shares of Common Stock owned by the Sellers as a result of the conversion of all of the Series A Preferred Stock and all of the shares of Common Stock that would have been owned by such Seller Party as a result of the exercise of Stock Options being cancelled pursuant to the Stock Option Cancellation Agreements, including the conversion of Series B Preferred Stock into Common Stock following such exercise).

“Authority” means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

“Cash” means the cash and cash equivalents of the Company and the Company Subsidiaries (including marketable securities and short term investments).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Closing Net Working Capital” means the amount of the Net Working Capital as of the Closing Date.

“Company Material Adverse Effect” means any change or effect that is materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries (taken as a whole) or on the ability of the Company or the Seller Parties to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws or (vi) the announcement of this Agreement, and (b) any adverse change in or effect on the business of the Company and the Company Subsidiaries that is timely cured by the Company or the Seller Parties in a manner reasonably acceptable to Purchaser.

“Company Subsidiary” means each of Market Transport, Ltd., InTransit, Inc., Triple Express, Inc., Sammons Transportation, Inc., Lake States Trucking, Inc., United Express, Ltd., Market Logistics Services, Ltd., Market Logistics Brokerage, Ltd. and InTransit International, Inc.

“Company Transaction Expenses” means (i) all investment banking fees, commissions and expenses payable or reimbursable to BB&T Capital Markets, a division of Scott & Stringfellow, Inc.; (ii) the legal fees and disbursements payable to Tonkon Torp LLP; and (iii) all other fees and expenses, in each case, incurred or to be incurred by the Company and the Company Subsidiaries (prior to the Closing or in connection with the Closing) and the Seller Parties in connection with the preparation, execution and consummation of this Agreement and the Closing, all to be paid at the Closing.

“Damages” means all damages, dues, penalties, fines, reasonable amounts paid in settlement, Taxes, costs, obligations, losses, expenses, and fees (including court costs and reasonable attorneys’ fees and expenses), including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

“Environmental Holdback Amount” shall mean $[***].

“Environmental Holdback Funds” means the Environmental Holdback Amount, together with any interest or other income eared thereon from any investment thereof.

“Environmental Holdback Sub-Account” means a sub-account under the Escrow Agreement established for the purpose of holding the Environmental Holdback Funds.

“Escrow Agent” means the escrow agent under the Escrow Agreement, such escrow agent to be mutually acceptable to the Seller Representative and the Purchaser.

“Escrow Agreement” means an Escrow Agreement in substantially the form attached hereto as Exhibit F but such Escrow Agreement shall include such additional changes as shall be requested by the Escrow Agent with respect to the Escrow Agent’s obligations, liabilities and responsibilities and shall be approved by the Seller Representative and Purchaser (such approval

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to be conclusively established by the execution and delivery thereof by the Seller Representative and Purchaser). The Escrow Agreement shall terminate eighteen months after the Closing Date.

“Escrow Amount” means $[***].

“Escrow Funds” means the funds from time to time available for distribution under the Escrow Agreement, and shall include the Purchase Price True-up Holdback Funds and the Indemnification Escrow Funds.

“Excess Cash” means the amount of Cash of the Company and the Company Subsidiaries (including marketable securities and short term investments) in excess of the amount of outstanding checks which may be included in current liabilities as of the Closing, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements. For the avoidance of doubt, for purposes of determining Excess Cash hereunder, Excess Cash shall include any funds on deposit or Cash of the Company held on deposit for the purposes of paying all employer payroll-related Taxes attributable to the exercise of the Stock Options and bonuses to be paid to certain managers of the Company in connection with the Closing.

[***]

“GAAP” means accounting principles generally accepted in the United States of America from time to time.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” as applied to any Person means (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured; (b) any obligations under interest rate or currency swap agreements; (c) all guaranties and arrangements having the economic effect of a guarantee of or by such Person of any indebtedness of any other Person, (d) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (e) all obligations of such Person upon which interest charges are customarily paid under conditional sale or other title retention agreements relating to property purchased by such Person, (f) all capitalized lease obligations of such Person, (g) all obligations of any other Person secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all letters of credit issued for the account of such Person; (i) any obligations owed by such Person for all or any part of the deferred purchase price of property or services if the purchase price is due more than 6 months from the date the obligation is incurred or is evidenced by a note or similar written instrument; and (j) all bonuses to be paid to certain managers of the Company in connection with the Closing pursuant to the Unanimous Written Consent of the Compensation Committee of the Company’s Board of Directors dated March 1, 2006.

“Indemnification Escrow Amount” means the amount of $[***].

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“Indemnification Escrow Funds” means the Indemnification Escrow Amount, together with any interest or other income earned thereon from any investment thereof.

“Intercompany Indebtedness” means Indebtedness of the Company or any of the Company Subsidiaries with respect to which the obligee is any of the Company and the Company Subsidiaries.

“Key Managers” means [***].

“Knowledge” means the actual knowledge, after reasonable investigation, of [***].

“Law” means any law, statute, rule or regulation, and any judgment or order of any Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other leasehold rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary pursuant to a Lease.

“Leases” shall mean all written leases, subleases, licenses, concessions and other agreements pursuant to which the Company or any Company Subsidiary has a leasehold interest in any real property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company (or any Company Subsidiary, as applicable) thereunder.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest.

“Montana Environmental Holdback Sub-Account” means a sub-account under the Environmental Holdback Sub-Account under the Escrow Agreement established for the purpose of holding $[***] of the Environmental Holdback Funds for the Montana Environmental Claim.

“Net Operating Loss” means with respect to federal, state and local taxes, the excess of (i) the net operating loss, if any, occurring in the Tax year ending with the Closing Date over (ii) the net operating loss, if any, that would have resulted for such Tax year [***].

“Net Working Capital” means the excess of (a) all current assets of the Company and the Company Subsidiaries, other than Cash over (b) all current liabilities of the Company and the Company Subsidiaries, other than (i) accrued interest expense to the extent paid at Closing, (ii) the current portion of Indebtedness to the extent paid at Closing, and (iii) payables arising from the Company Transaction Expenses, all determined on a consolidated basis in accordance with GAAP applied consistently with the principles applied in the preparation of the Reference Balance Sheet. For the avoidance of doubt, for purposes of determining Net Working Capital hereunder, current liabilities of the Company and the Company Subsidiaries shall include any and all federal, state and local employer payroll-related Taxes, employer 401(k) contributions, FICA, Medicare or other employer liabilities, obligations or payments attributable to the transactions contemplated by the Stock Option Cancellation Agreements, the bonuses to be paid to certain managers of the Company in connection with the Closing and other related compensation.

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“Net Working Capital Adjustment” means (a) if the amount of the Closing Net Working Capital is less than the Net Working Capital Target, a reduction to the Aggregate Purchase Price in an amount equal to the difference between the Closing Net Working Capital and the Net Working Capital Target; and (b) if the amount of the Closing Net Working Capital is greater than the Net Working Capital Target, an increase to the Aggregate Purchase Price calculated as follows: (x) if such excess is less than or equal to $[***], then the amount of such increase shall equal zero ($0) and (y) if such excess is more than $[***], then the amount of such increase shall equal the amount by which the excess exceeds $[***].

“Net Working Capital Target” means the amount of $[***].

“Option Holders” means the Management Option Holders and the Other Option Holders.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“Owned Real Property” shall mean all real property and, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests including, air, oil, gas, mineral and water rights appurtenant thereto, owned by the Company or any Company Subsidiary.

“Permitted Encumbrances” shall mean (i) all exceptions to title to the Owned Real Property listed in the Oregon Proforma Title Policy or the Title Policies for the other Owned Real Property listed on Schedule 4.11(a); (ii) Liens for Taxes, assessments, both general and special, and other governmental charges which are not yet due and payable; (iii) all building codes, zoning ordinances, planning restrictions and other laws, ordinances, regulations, rules, orders or determinations of any federal, state, county, municipal or other governmental authority heretofore, now or hereafter enacted, made or issued by any such authority affecting the property; and (iv) all existing public and private roads and streets (whether dedicated or undedicated).

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

“Portland Environmental Holdback Sub-Account” means a sub-account under the Environmental Holdback Sub-Account under the Escrow Agreement established for the purpose of holding $[***] of the Environmental Holdback Funds for the Portland Environmental Claim.

“Pre-Closing Tax Period” means (i) any Taxable Period ending on or before the Closing Date and (ii) with respect to the period to and including the Closing Date for a Taxable Period beginning before and ending after the Closing Date.

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“Pro Rata Share” means for each Seller, an amount equal to a fraction (expressed as a percentage carried to four decimal points), the numerator of which is the total number of shares of Common Stock held by such Seller immediately prior to the Closing (including, if applicable to such Seller, the shares of Common Stock owned by such Seller as a result of conversion of such Seller’s Series A Preferred Stock), and the denominator of which is the sum of the aggregate number of shares of Common Stock owned by all of the Sellers immediately prior to the Closing (including all of the shares of Common Stock owned by the Sellers as a result of the conversion of all of the Series A Preferred Stock).

“Purchase Price True-Up Holdback Amount” means the amount of $[***].

“Purchase Price True-Up Holdback Funds” means the Purchase Price True-Up Holdback Amount, together with any interest or other income earned thereon from any investment thereof.

“Purchase Price True-Up Holdback Sub-Account” means a sub-account under the Escrow Agreement established by the Seller Representative for the purpose of holding the Purchase Price True-Up Holdback Funds.

“Purchaser Indemnitee(s)” means the Purchaser and, following the Closing, the Company and the Company Subsidiaries and their directors, officers, partners, employees, Affiliates, controlling persons, agents and representatives, and successors and assigns, as the case may be; provided, that no director, officer or employee of the Purchaser or any of its Affiliates following the Closing who is also a Seller hereunder shall be deemed to be a Purchaser Indemnitee in his capacity as a Seller hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Act of 1934, as amended.

“Seller Indemnitee(s)” means the Seller Parties and their respective directors, officers, employees, partners, Affiliates (other than the Company or any of the Company Subsidiaries after the Closing), controlling persons, agents and representatives, and successors and assigns, as the case may be; provided, that no director, officer or employee of the Purchaser or any of its Affiliates following the Closing who is also a Seller hereunder shall be deemed to be a Seller Indemnitee in his capacity as a director, officer or employee of the Purchaser or any of its Affiliates following the Closing.

“ Seller Representative Administrative Cost Amount” means [***] to be placed in a separate account established pursuant to a seller representative agreement for the purpose of covering certain costs and expenses of the Seller Representative described in Section 10.3.

“Stock Options” means the outstanding options to purchase shares of the Company’s Common Stock and Series B Preferred Stock.

“Survival Date” shall mean the date (if any) on which the representations, warranties, covenants and agreements of the parties set forth in this Agreement expire as specified in Section 9.01 of this Agreement.

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“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Transaction Documents” means the Stock Option Cancellation Agreements, the Escrow Agreement and the Noncompetition Agreements